UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Lazard Ltd

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2014

Notice of Annual

General Meeting

and Proxy Statement

March 21, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, April 29, 2014, at 5:30 p.m. Bermuda time (4:30 p.m. Eastern Daylight Time) in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02, Bermuda.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2013 Annual Report.

Your vote is very important to us. Your shares should be represented and voted, regardless of whether you plan to attend the meeting in person.

Sincerely,

Kenneth M. Jacobs

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM 11, Bermuda

Lazard Ltd

Notice of 2014 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, April 29, 2014
Time:	5:30 p.m. Bermuda time (4:30 p.m. Eastern Daylight Time)
Place:	The Tucker’s Point Hotel
60 Tucker’s Point Drive Hamilton Parish, HS 02, Bermuda

Matters to be voted on:

1.	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2017;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration;

3.	Consideration of a non-binding advisory vote regarding executive compensation; and

4.	Any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company, or Lazard Group, which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 10, 2014 may vote in person or by proxy at the annual general meeting or any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 21, 2014 with a copy of Lazard’s 2013 Annual Report, which includes financial statements for the period ended December 31, 2013 and the related independent auditor’s reports. Copies of Lazard’s 2013 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Scott D. Hoffman

Secretary

March 21, 2014

Proxy Statement

Executive Summary

Our Firm

•

Lazard is one of the world’s preeminent financial advisory and asset management firms. We have long specialized in crafting solutions to the complex financial and strategic challenges of a diverse set of clients around the world, including corporations, governments, institutions, partnerships and individuals.

•

Founded in 1848 in New Orleans, we currently operate from 41 cities in key business and financial centers throughout Europe, North America, Asia, Australia, the Middle East and Central and South America.

•	We focus primarily on two business segments—Financial Advisory and Asset Management.

•

Our Financial Advisory business offers corporate, partnership, institutional, government, sovereign and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions and other strategic matters, restructurings, capital structure, capital raising and various other financial matters. We focus on solving our clients’ most complex issues, providing advice to key decision-makers, senior management, boards of directors and business owners, as well as governments and governmental agencies, in transactions that typically are of significant strategic and financial importance to them.

•

Our Asset Management business offers a broad range of global investment solutions and investment management services in equity and fixed income strategies, alternative investments and private equity funds to corporations, public funds, sovereign entities, endowments and foundations, labor funds, financial intermediaries and private clients. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients.

Corporate Governance Highlights

We are committed to the highest standards of corporate governance that serve the best interests of our Company and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for our shareholders.

Leadership Structure

•	Kenneth M. Jacobs currently serves as Chairman of the Board and Chief Executive Officer, or CEO. Steven J. Heyer currently serves as our Board’s Lead Director. This leadership structure provides:

•	unified leadership and focused vision;

•	effective leadership in light of the nature of the Company and its experience and history; and

•	fluid communication and coordination between the Board and management.

•	Our Lead Director, together with our independent directors, provides:

•	active oversight of the development and implementation of the Company’s strategy; and

•	thorough oversight and evaluation of CEO and senior management performance and compensation.

•	We have expanded the authority of our Lead Director position. The robust duties and responsibilities of the Lead Director now include:

•	reviewing and approving Board meeting schedules;

•	reviewing and approving agendas for Board meetings; and

•	reviewing and approving information to be sent to the Board in advance of Board meetings.

Board Independence

•	80% of our Board members, including our Lead Director, are independent.

•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Executive sessions of our Board follow regularly-scheduled Board meetings, and our Lead Director presides over executive sessions.

•	Our Board, through its Nominating & Governance Committee, evaluates itself annually.

Board Commitment

•	Overall director attendance for Board and Committee meetings averaged 95% in 2013, with each director attending more than 75% of the meetings of our Board.

•

Our directors receive a majority of their annual compensation in the form of deferred stock units, which are not settled, and therefore remain invested in the Company, until the director leaves the Board.

Executive Compensation and Compensation Governance Highlights

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of executive compensation for 2013.

•

Notwithstanding the 3% increase in operating revenue in 2013 compared to 2012, and the 8% increase in operating revenue in 2013 compared to 2011, our 2013 awarded compensation expense increased by only 1% compared to 2012 and 2% compared to 2011. Our 2013 awarded compensation ratio decreased to 58%, from 59% in 2012 and 62% in 2011.

•

Notwithstanding the 16% increase in our awarded operating margin during 2013 and our other accomplishments, total 2013 awarded compensation for our CEO increased 6% compared to 2012 and only 1% compared to 2011. Total 2013 awarded compensation for all of our named executive officers, or NEOs, increased 7% compared to 2012 and only 1% compared to 2011.

•	77% to 93% of each NEO’s 2013 awarded compensation was paid in the form of performance-based compensation.

•

Our Compensation Committee increased its focus on pre-defined firm-wide financial goals and the Company’s progress toward key strategic metrics in determining the amount of incentive compensation awarded to our NEOs. This enhanced the link between our NEOs’ compensation and the Company’s performance and achievements in these areas.

•

We refined the structure of our PRSU award program based on feedback from our shareholders and other interested parties and our commitment to excellence in compensation governance. Among other changes, we extended the vesting schedule of PRSU awards granted in 2014 and generally made it even more challenging to achieve payouts under the PRSU awards.

•

Based on the refinement of our PRSU award program, and each NEO’s commitment to our shareholders and dedication to our Company, each NEO voluntarily agreed to modify the PRSU award that he was granted in 2013 in order to impose a new performance metric that increases the difficulty of achieving the maximum potential payout under the PRSU award.

•

We entered into amended retention agreements with each of our NEOs between October 2012 and March 2013 which, among other changes, eliminated all remaining excise tax gross-up provisions and reduced the change in control severance to which the NEOs were previously entitled.

(a)	NEO SCT Compensation refers to total compensation as reported in the “Total” column of the “Summary Compensation Table” below. Total 2013 compensation for our CEO, as reported in the “Total” column of the “Summary Compensation Table” below, decreased 3% compared to 2012 and 31% compared to 2011.

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 10, 2014, the record date, may vote at the meeting and any adjournment or postponement thereof. As of March 10, 2014, there were 123,232,074 shares of Class A common stock outstanding (not including 5,824,007 shares held by subsidiaries) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC, or LAZ-MD Holdings, as the holder of the share of Class B common stock, is entitled to 710,009 votes in respect of such share, or 0.57% of the voting power of our Company, which mirrors LAZ-MD Holdings’ proportionate economic interest in Lazard Group. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2014 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 10, 2014, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must obtain a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6637.

Information About Our Annual General Meeting and Solicitation of Proxies

Votes Needed

We have adopted a majority vote policy described under “Majority Vote Policy” below, which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. See “Majority Vote Policy” below for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, including the ratification of the appointment of our independent auditors and a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting is required.

Under our Bye-laws, and as permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes,” we treat such shares as not being present. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange, or the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 2) is considered “routine”. The votes in connection with the election of directors (Item 1) and the non-binding advisory vote regarding executive compensation as disclosed in this proxy statement (Item 3) are not considered routine matters.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on April 29, 2014

This proxy statement and the 2013 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote as follows:

• Item 1:	FOR each of our three director nominees (Item 1);

• Item 2:	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 (Item 2); and

• Item 3:	FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement (Item 3).

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged Mackenzie Partners, Inc. to assist in the solicitation and distribution of proxy materials and we expect to pay Mackenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission, or the SEC, to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of this proxy statement or the 2013 Annual Report, you may call (212) 632-6637, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2017 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees is a current director of Lazard. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2017

Kenneth M. Jacobs, age 55, has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the board of trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of the Company because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, and his skills as a trusted advisor, collaborator and team leader.

Philip A. Laskawy, age 72, has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy was appointed Chairman of Fannie Mae in September 2008 at the commencement of Fannie Mae’s conservatorship and plans to retire from Fannie Mae’s board of directors on March 31, 2014, following more than five years of service to the company. Mr. Laskawy is a member of the board of directors of Loews Corp. and Henry Schein, Inc. Mr. Laskawy had previously served on the board of directors of General Motors Corp. until June 2013. Mr. Laskawy was selected to be a director of the Company because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of a major professional services firm. Mr. Laskawy is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors.

Michael J. Turner, CBE, age 65, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008, Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner was appointed a non-executive member of the board of directors of GKN PLC in September 2009 and then Chairman in May 2012. Mr. Turner was selected to be a director of the Company because of his extensive background, experience and leadership as a former chief executive in the aerospace and defense industry and the Board of Directors’ desire to add geographical diversity to its membership that reflects the Company’s client base in Europe. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of the Board of Directors.

Directors Continuing in Office

(Term Expiring in 2015)

Andrew M. Alper, age 56, has served as a director of Lazard Ltd and Lazard Group since October 2012. Mr. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper previously served on the board of directors of FBR Capital Markets Corporation from January 2007 until June 2009. Mr. Alper is Chairman of the University of Chicago board of trustees and also serves as a trustee of the University of Chicago Medical Center and the Mount Sinai Medical Center in New York. Mr. Alper was selected to be a director of the Company because of his extensive experience with the financial and operational aspects of businesses that are comparable to the Company, as well as his background and experience in government service. Mr. Alper is Chairman of the Audit Committee and a member of the Compensation Committee of the Board of Directors.

Ashish Bhutani, age 53, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management, or LAM, since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning for LAM from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer, North America, of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the board of directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani was selected to be a director of the Company because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

Steven J. Heyer, age 61, has served as a director of Lazard Ltd and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer is the Chairman and Chief Executive Officer of Lela.com, an ecommerce company, Chairman and Chief Executive Officer of the Pod Hotel Group and a member of the board of directors of Omnicare, Inc. From February 2010 until March 2011, Mr. Heyer served as Chairman and CEO of Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. Mr. Heyer has ownership positions in a portfolio of private companies and is a member of many of their boards of directors. Mr. Heyer was selected to be a director of the Company because of his leadership and experience, as well as the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies. Mr. Heyer is a member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee of the Board of Directors.

Sylvia Jay, CBE, age 67, has served as a director of Lazard Ltd and Lazard Group since March 2006. From June 2011 until July 2013, Lady Jay was Chairman of L’Oreal UK. From September 2005 until June 2011, she was Vice Chairman of L’Oreal UK. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; and the French Trésor. Lady Jay also was a member of a small international team that set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of Saint-Gobain, Alcatel-Lucent and Groupe Casino, and was Chairman of Food from Britain from 2005 until 2009. Lady Jay was selected to be a director of the Company because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects the Company’s client base in Europe. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of the Board of Directors.

Directors Continuing in Office

(Term Expiring in 2016)

Laurent Mignon, age 50, has served as a director of Lazard Ltd and Lazard Group since July 2009. Mr. Mignon has served as Chief Executive Officer of Natixis (the successor to IXIS Corporate & Investment Bank) since May 2009. From September 2007 to May 2009, he was General Partner of Oddo & Cie, a private French investment bank. Prior to joining Oddo & Cie, Mr. Mignon was the Chief Executive Officer of AGF France. He joined AGF France in 1997 as Chief Financial Officer and was nominated to be a member of the Executive Committee in 1998. Prior to joining the AGF Group, Mr. Mignon held a variety of positions in banking over a ten-year period, ranging from trading to investment banking. Mr. Mignon is a member of the board of directors of Arkema. Mr. Mignon was selected to be a director of the Company pursuant to an agreement that Lazard entered into with Natixis at the time of our equity public offering in 2005. See “Agreements with Natixis” below.

Richard D. Parsons, age 65, has served as a director of Lazard Ltd and Lazard Group since June 2012. Mr. Parsons has been a senior advisor to Providence Equity Partners LLC since September 2009. Mr. Parsons also serves as a member of the Council on Jobs and Competitiveness for the U.S. Office of the President. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc. and The Madison Square Garden Company. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community activities, Mr. Parsons is Chairman of the Apollo Theatre Foundation, Chairman of the Jazz Foundation of America, and a member of the board of directors of the New York City Partnership and Teach for America. Mr. Parsons also is a trustee of the Museum of Modern Art. Mr. Parsons was selected to be a director of the Company because of his extensive and diverse leadership experience with both financial services and non-financial services businesses. Mr. Parsons is a member of the Nominating & Governance Committee of the Board of Directors.

Hal S. Scott, age 70, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard, he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the President of the Committee on Capital Markets Regulation, Inc.

Professor Scott is a past President of the International Academy of Consumer and Commercial Law and was a Governor of the American Stock Exchange from 2002 to 2005. Professor Scott was selected to be a director of the Company because of his impressive academic background and expertise in public policy and global financial market regulation as it affects the financial services industry. Professor Scott is the Chairman of the Nominating & Governance Committee and a member of the Audit Committee of the Board of Directors.

Majority Vote Policy

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda Law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

Information Regarding the Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and CEO of the Company since November 2009. The Board carefully considered a variety of governance arrangements following the sudden death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that the Board is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Steven J. Heyer was appointed as the Lead Director for the Board in November 2009. Mr. Heyer is a strong, independent and active Lead Director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Heyer serves as a member of the Compensation Committee, the Audit Committee and the Nominating & Governance Committee.

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the non-management directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the non-management directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other non-management directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings and (2) calling meetings of the non-management directors and setting the agendas in connection with such meetings;

•	reviewing and approving information to be sent to the Board in advance of Board meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talented individuals within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Heyer serving as a separate Lead Director provides the best form of leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Chief Risk Officer, review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. Special presentations on risk are made to the full Board at least annually. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

Audit Committee

Andrew M. Alper (Chair), Philip A. Laskawy, Steven J. Heyer and Hal S. Scott

The Audit Committee met seven times in 2013. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of our financial statements;

•	assessing the qualifications, independence and performance of our independent auditor;

•	evaluating the performance of our internal audit function;

•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•	monitoring the Company’s compliance with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditor, and pre-approves all services to be performed by the independent auditor pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”.

Compensation Committee

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Compensation Committee met 11 times in 2013. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our CEO;

•	review and approve the compensation of our other executive officers;

•	review our compensation programs as they affect all managing directors and employees; and

•	administer the Lazard Ltd 2008 Incentive Compensation Plan, or the 2008 Plan, the Lazard Ltd 2005 Equity Incentive Plan, or the 2005 Plan, and the 2005 Bonus Plan.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2008 Plan and the 2005 Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the executive officers listed in the Summary Compensation Table below). The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.

The Compensation Committee directly engaged Compensation Advisory Partners, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. The chairman of the Nominating & Governance Committee, at the invitation of the Compensation Committee, participates in year-end discussions concerning the compensation of our CEO. From time to time, Kenneth M. Jacobs, our CEO, will attend meetings of the Compensation Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and incentive compensation awards) to be paid to each of the other executive officers listed in the Summary Compensation Table below. Alexander F. Stern, our Chief Operating Officer, serves as management’s main liaison with the Compensation Committee and assists the chairman of the Compensation Committee in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Scott D. Hoffman, our General Counsel, serves as secretary to the Compensation Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay, Richard D. Parsons and Michael J. Turner

The Nominating & Governance Committee met five times in 2013. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance;

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders; and

•	recommending to the Board director nominees for each committee of the Board.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average overall attendance by directors at meetings of the Board and its Committees was approximately 95% in 2013. The Board met eight times in 2013. Each director attended at least 75% of the meetings of the Board and Committees on which he or she served (and that were held during the periods during which he or she served as a director or Committee member). In 2013, nine of our ten directors then in office attended the annual general meeting of shareholders.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx.

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2015 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, New York, New York 10112 between December 30, 2014 and January 29, 2015.

Agreements with Natixis

As of March 10, 2014, Natixis (the successor to IXIS Corporate & Investment Bank) held 6,999,800 shares of our Class A common stock, of which 2,000,000 shares of our Class A common stock were acquired in our recapitalization transactions in May 2005 and 4,999,800 shares were acquired in May 2008 upon the settlement of the purchase contracts related to $150 million of our equity security units (which equity security units were also acquired in our recapitalization transactions in May 2005). In connection with this investment by Natixis in May 2005, we agreed to nominate one person designated by Natixis to our Board of Directors until such time as (1) the shares of our Class A common stock then owned by Natixis, plus (2) the shares of our Class A common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our Class A common stock initially purchased by Natixis, plus (b) the shares of our Class A common stock issuable under the terms of any exchangeable securities issued by us initially purchased by Natixis. Laurent Mignon is currently the Natixis nominee to our Board of Directors.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Messrs. Jacobs and Bhutani are not independent directors of Lazard.

The Board of Directors has determined that Messrs. Alper, Heyer, Laskawy, Parsons, Scott and Turner and Lady Jay do not have a material relationship with Lazard under the Board of Directors’ standards for independence and, accordingly, each is independent under the NYSE corporate governance listing standards. In making its independence determinations, the Board of Directors considered financial advisory services provided by Lazard in 2013, 2012 and 2011 to L’Oreal USA, Inc., a sister company of L’Oreal UK, as well as financial advisory services provided by Lazard to L’Oreal SA, the ultimate parent company of L’Oreal UK. Until her retirement in July 2013, Lady Jay was Chairman of L’Oreal UK. Lady Jay was not an executive officer of L’Oreal USA or L’Oreal SA. Lazard provided financial advisory services in the ordinary course of business to L’Oreal USA and L’Oreal SA pursuant to these engagements, and the engagements were deemed immaterial pursuant to Lazard’s Standards of Director Independence.

The Board of Directors also determined that Mr. Mignon was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Mignon is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in our recapitalization transactions in May 2005. See “Agreements with Natixis” above. In connection with Natixis’s original investment in 2005, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Mignon. Lazard had a cooperation arrangement with Natixis in France during 2012. The cooperation arrangement provided that Lazard Group and Natixis would place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities. The cooperation arrangement expired on December 31, 2012, and did not generate revenue for Natixis or Lazard during 2013. The Board of Directors determined, in its business judgment, that these relationships were not material, noting that the cooperation arrangement did not generate revenue for Natixis or Lazard during 2013 and, during 2012, the cooperation arrangement generated only $800,000 and $500,000 of revenue for Natixis and Lazard, respectively. See “Agreements with Natixis” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2013

Directors who are officers of the Company do not receive any fees for their service as directors. In 2013, our directors’ compensation program provided that each of our non-employee directors would receive an annual cash retainer of $119,250 and an annual award of deferred stock units, or DSUs, with a grant date value of $145,750. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; and the chair of the Compensation Committee, $20,000; which, in each case, was paid 45% in cash and 55% in DSUs. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee and the Compensation Committee were paid an additional annual retainer of $15,000, which, in each case, was paid 45% in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis (on February 15th, May 15th, August 15th and November 15th), and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their appointment to the Board of Directors. The number of DSUs granted is determined based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the date of grant.

Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan, which was approved by the Board of Directors on May 9, 2006. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the date of grant. Messrs. Heyer, Mignon and Parsons have each elected to participate in this plan during 2014.

All DSUs awarded under these arrangements are converted to our Class A common stock on a one-for-one basis and distributed to a director after he or she resigns from, or otherwise ceases to be a member of, the Board of Directors. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee periodically reviews director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Andrew M. Alper	$136,556	$171,399	$307,955
Steven J. Heyer (2)	$164,343	$200,773	$365,116
Sylvia Jay	$132,750	$162,251	$295,001
Philip A. Laskawy	$137,250	$167,774	$305,024
Laurent Mignon (2)	$119,284	$145,752	$265,036
Richard D. Parsons	$126,000	$154,018	$280,018
Hal S. Scott	$137,250	$167,774	$305,024
Michael J. Turner	$132,750	$162,251	$295,001

(1)	The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 14 of Notes to the Consolidated Financial Statements contained in our 2013 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 3, 2013 under FASB ASC Topic 718 (based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the date of the grant) were as follows: Mr. Alper, 5,059, valued at $171,399; Mr. Heyer, 5,926, valued at $200,773; Lady Jay, 4,789, valued at $162,251; Mr. Laskawy, 4,952, valued at $167,774; Mr. Mignon, 4,302, valued at $145,752; Mr. Parsons, 4,546, valued at $154,018; Mr. Scott, 4,952, valued at $167,774; and Mr. Turner, 4,789, valued at $162,251. The total number of DSUs held by each of the non-executive directors as of December 31, 2013 was as follows: Mr. Alper, 8,316, Mr. Heyer, 68,762; Lady Jay, 32,719; Mr. Laskawy, 28,092; Mr. Mignon, 36,415; Mr. Parsons, 10,377; Mr. Scott, 34,035; and Mr. Turner, 32,719.

(2)	Messrs. Heyer and Mignon elected to defer their quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan during 2013. The number and grant date fair value of the resulting DSUs granted in lieu of cash (based on the closing price of our Class A common stock on the NYSE on the dates immediately preceding the applicable grant dates) were as follows: Mr. Heyer, 4,417, valued at $164,343; and Mr. Mignon, 3,206, valued at $119,284. In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 10, 2014, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B common stock were as follows (except for the persons whose beneficial share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned (a)	Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (b)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,649,730	5.9%	6.2%

Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, NY 10017	7,394,704	5.7%	6.0%

Standard Life Investments Ltd One George Street Edinburgh EH2 2LL, United Kingdom	7,099,750	5.5%	5.7%

Natixis 30 Avenue Pierre Mendes-France Paris, France 75013	6,999,800	5.4%	5.6%

Ariel Investments, LLC 200 East Randolph Drive, Suite 2900 Chicago, IL 60601	6,818,350	5.3%	5.5%

(a)	Shares of Class A common stock beneficially owned by T. Rowe Price Associates, Inc., Trian Fund Management, L.P., Standard Life Investments Ltd and Ariel Investments, LLC are based on Schedules 13G that were filed on February, 11, 2014, February 14, 2014, February 14, 2014 and February 14, 2014, respectively.

(b)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate. For purposes of this calculation, the voting power of Class A common stock excludes 5,824,007 shares held by the Company’s subsidiaries.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock that each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group have reported as owning beneficially, or otherwise having a pecuniary interest in, as of March 10, 2014 (including any RSUs which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable securities) (a) (b)	Percentage of Class A Common Stock	Percentage of Voting Power (c)
Kenneth M. Jacobs	1,123,919	*	*
Andrew M. Alper	8,316	*	*
Ashish Bhutani	307,005	*	*
Steven J. Heyer	69,688	*	*
Sylvia Jay	32,719	*	*
Philip A. Laskawy	31,092	*	*
Laurent Mignon (d)	7,036,888	5.5%	5.7%
Richard D. Parsons	11,088	*	*
Hal S. Scott	34,035	*	*
Michael J. Turner	32,719	*	*
Matthieu Bucaille	190,779	*	*
Scott D. Hoffman	86,879	*	*
Alexander F. Stern	602	*	*
All directors and executive officers as a group (13 persons)	8,965,729	6.9%	7.2%

*	Less than 1% beneficially owned.

(a)	PRSUs and RSUs granted to our executive officers and directors that vest more than 60 days after the date of this proxy statement have not been included in the table above in accordance with SEC rules. For a discussion of PRSUs and RSUs that have been granted to our executive officers, see “Compensation of Our Executive Officers— Outstanding Equity Awards at 2013 Fiscal Year-End” below.

(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors under Lazard’s directors’ compensation program in the following aggregate amounts: Mr. Alper, 8,316 shares; Mr. Heyer, 69,688 shares; Lady Jay, 32,719 shares; Mr. Laskawy, 28,092 shares; Mr. Mignon, 37,088 shares; Mr. Parsons, 11,088 shares; Mr. Scott, 34,035 shares; and Mr. Turner, 32,719 shares. These DSUs convert to Class A common stock on a one-for-one basis after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2013.”

(c)	The percentage of voting power includes the aggregate voting power of both the Class A common stock and Class B common stock. For purposes of this calculation, the voting power of Class A common stock excludes 5,824,007 shares held by the Company’s subsidiaries.

(d)	Includes 6,999,800 shares of our Class A common stock that are held by Natixis. Mr. Mignon is the Chief Executive Officer of Natixis.

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised entirely of independent directors, determined the 2013 compensation of our NEOs: Kenneth M. Jacobs, Chairman and CEO; Ashish Bhutani, CEO of LAM; Matthieu Bucaille, Chief Financial Officer; Scott D. Hoffman, General Counsel; and Alexander F. Stern, Chief Operating Officer. To assist shareholders in finding important information within this Compensation Discussion and Analysis, we call your attention to the following sections:

2013 Business Performance Highlights	Page 20
2013 Compensation Highlights	Page 22
2013 Shareholder Advisory Vote Regarding Executive Compensation	Page 24
Our Compensation Philosophy and Objectives	Page 24
Design of Our Compensation Programs	Page 27
Compensation for Each of Our NEOs in 2013	Page 34

2013 Business Performance Highlights

As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Annual Report on Form 10-K, our Company performed well in 2013 and delivered strong results compared to 2012, despite volatile financial markets and relatively low levels of mergers and acquisitions, or M&A, and restructuring activity. We continued our progress toward the strategic goals that we articulated to our shareholders in April 2012, many of which are reflected in the table below. We believe that our compensation philosophy and discipline, as successfully implemented by our NEOs during 2013, contributed to our strong performance.

Our Compensation Committee focused, among other things, on the following selected consolidated financial information in evaluating the performance of our NEOs and setting their incentive compensation—that is, all compensation beyond their base salary—for 2013.

Selected Consolidated Financial Information

($ in millions)

	2013	2012	2011
Operating Revenue (1)	$2,034	$1,971	$1,884
% Growth	3%	5%

Awarded Compensation Expense (1)	$1,187	$1,171	$1,169
% of Operating Revenue	58%	59%	62%
% Growth	1%	—

Adjusted Non-Compensation Expense (1)	$409	$421	$400
% of Operating Revenue	20%	21%	21%

Operating Income (based on Awarded Compensation Expense) (2)	$438	$379	$315
Operating Margin (based on Awarded Compensation Expense) (3)	22%	19%	17%
% Growth	16%	12%

Earnings from Operations (1)	$428	$332	$316
Operating Margin (based on Earnings from Operations) (4)	21%	17%	29%
% Growth	29%	5%

Return of Capital (5)	$416	$540	$375

Total Shareholder Return (1-Year) (6)	55%	19%	(32%)

Endnotes to this Compensation Discussion and Analysis are located on page 43.

Selected 2013 Business Performance Highlights

•	We achieved record annual operating revenue of $2,034 million in 2013, driven by a record year in our Asset Management business and a strong second half in our Financial Advisory business.

•

Our Financial Advisory business’s operating revenue in 2013 was $981 million, down 7% from 2012. Operating revenue for the M&A and Other Advisory divisions of our Financial Advisory business during the second half of 2013 was up 27% over the first half of 2013.

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Our Asset Management business’s operating revenue in 2013 was a record $1,024 million, up 16% from 2012, and assets under management as of December 31, 2013 reached a record of $187 billion, up 12% from the record previously set at December 31, 2012.

•

Notwithstanding the 3% increase in operating revenue in 2013 compared to 2012, and the 8% increase in operating revenue in 2013 compared to 2011, our 2013 awarded compensation expense increased by only 1% compared to 2012 and 2% compared to 2011. Our 2013 awarded compensation ratio decreased to 58%, from 59% in 2012 and 62% in 2011.

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Our operating income based on awarded compensation was $438 million in 2013, up 16% from 2012, and our 2013 operating margin based on awarded compensation, or our awarded operating margin, increased to 22%, compared to 19% in 2012 and 17% in 2011.

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We increased the estimated annual savings associated with the cost saving initiatives that we announced in October 2012, which we refer to as the cost saving initiatives, by approximately 28%. More than two-thirds of the estimated savings were reflected in our 2013 results. Expenses associated with the implementation of the cost saving initiatives were completed at the end of the second quarter of 2013.

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In the fourth quarter of 2013, we refinanced a portion of Lazard Group LLC’s outstanding debt in order to reduce both our total annual interest expense and our total debt level, and to significantly extend the maturity of approximately half of the Company’s corporate indebtedness to 2020. We expect related interest expense savings of approximately $16 million in 2014.

•	In April 2013 and January 2014, our Board of Directors voted to increase the quarterly dividend on our Class A common stock by 25% and 20%, respectively.

•	We paid a special dividend on our Class A common stock during the fourth quarter of 2013.

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During 2013, we returned $416 million of capital to our shareholders by paying $123 million in dividends on our Class A common stock, repurchasing $161 million of our Class A common stock, and paying $132 million in satisfaction of employee tax obligations in lieu of new (and dilutive) share issuances upon vesting of equity grants.

•	Our share repurchases during 2013 more than offset the potential dilutive effect of equity awards granted in February 2013.

2013 Compensation Highlights

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Notwithstanding the 3% increase in operating revenue in 2013 compared to 2012, and the 8% increase in operating revenue in 2013 compared to 2011, our 2013 awarded compensation expense increased by only 1% compared to 2012 and 2% compared to 2011. Our 2013 awarded compensation ratio decreased to 58%, from 59% in 2012 and 62% in 2011.

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Notwithstanding the 16% increase in our awarded operating margin during 2013 and our other accomplishments, total 2013 awarded compensation for our CEO increased 6% compared to 2012 and only 1% compared to 2011. Total 2013 awarded compensation for all of our NEOs increased 7% compared to 2012 and only 1% compared to 2011.

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77% to 93% of each NEO’s 2013 awarded compensation was paid in the form of performance-based compensation. As further discussed under “Compensation for Each of Our NEOs in 2013” below, our Compensation Committee granted this compensation after evaluating each NEO’s performance in light of our financial results, including our achievement of pre-determined goals set in early 2013 and our progress toward key strategic objectives set in early 2012.

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Approximately 60% of 2013 awarded compensation for Mr. Jacobs, and at least 56% of 2013 awarded compensation for Messrs. Bucaille, Hoffman and Stern, was paid in the form of performance-based restricted stock units, or PRSUs, which vest three years after the grant date based on both the achievement of three-year forward-looking performance goals and satisfaction of service conditions.

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PRSUs completely replaced restricted stock units, or RSUs, which are similar to PRSUs but are only subject to service-based vesting conditions, as a vehicle for providing Messrs. Bucaille, Hoffman and Stern with long-term incentive compensation for 2013. Consistent with the prior year, Mr. Jacobs received all of his long-term incentive compensation for 2013 in the form of PRSUs.

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Approximately 33% of 2013 awarded compensation for Mr. Bhutani was paid in the form of PRSUs. An additional 17% of 2013 awarded compensation for Mr. Bhutani was paid in the form of Lazard Fund Interests, or LFIs. LFIs are subject to service-based vesting conditions, and their ultimate value will directly depend upon the long-term performance of the relevant underlying investment funds managed by our Asset Management business.

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We refined the structure of our PRSU award program based on feedback from our shareholders and other interested parties and our commitment to excellence in compensation governance. See “PRSU Award Refinements” below.

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Based on the refinement of our PRSU award program, and each NEO’s commitment to our shareholders and dedication to our Company, each NEO voluntarily agreed to modify the PRSU award that he was granted in 2013 in order to impose a new performance metric that increases the difficulty of achieving the maximum potential payout under the PRSU award. See “PRSU Award Refinements” below.

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We entered into amended retention agreements with each of our NEOs between October 2012 and March 2013 which, among other changes, eliminated all remaining excise tax gross-up provisions and reduced the change in control severance to which the NEOs were previously entitled.

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Mr. Jacobs has voluntarily agreed to waive his rights to be treated as retirement eligible in September 2014 for purposes of his RSUs and PRSUs, demonstrating Mr. Jacobs’ dedication to our Company. Instead, Mr. Jacobs will not become retirement eligible until his current contract expires on March 31, 2016.

PRSU Award Refinements

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Based on feedback from our shareholders and other interested parties, input from our independent compensation consultant and our commitment to excellence in compensation governance, our Compensation Committee and our NEOs reviewed our PRSU award program during 2013 and early 2014.

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As a result of this comprehensive review, we refined our PRSU award program in several ways that are important to our shareholders. See “Design of Our Compensation Programs—Performance-Based Incentive Compensation—PRSU Awards” below.

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In connection with our commitment to compensation cost discipline, we reduced by 33% the maximum potential payout under PRSU awards granted in 2014, to two times the target number of shares of Class A common stock subject to the awards. The PRSU awards that we granted in 2013 originally involved a maximum potential payout equal to three times the target number of shares of our Class A common stock subject to the awards.

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In order to support the evolution of an excellent and consistent PRSU award program, and based on their dedication to our shareholders and our Company, each NEO voluntarily agreed to amend the PRSU award that he previously received in 2013. Pursuant to the amendments, the maximum potential payout under the PRSU awards is subject to achievement of an additional performance metric, such that the PRSU awards will only vest above two times the target level if the Company’s operating revenue substantially increases in 2014.

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We extended the vesting schedule of PRSU awards granted in 2014, which will vest on a single date three years following the date of grant based on both the achievement of forward-looking performance goals over those three years and satisfaction of service conditions. The PRSU awards that we granted in 2013 vest 33% two years, and 67% three years, after the grant date.

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We refined the way we measure several elements of the performance metrics applicable to the PRSU awards granted in 2014, generally making it even more challenging to achieve payouts under the PRSU awards.

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We established a fully prospective three-year performance period in respect of the performance metrics applicable to PRSU awards granted in 2014. Unlike the PRSU awards granted in 2013, for which the performance period began in 2012, for these awards, the performance period begins to run in 2014, which is the fiscal year in which the PRSU awards were granted.

As exemplified by our compensation practices in 2013, we remain committed to our long-term goal of limiting increases in our firm-wide awarded compensation expense. Our goal remains to grow firm-wide awarded compensation expense at a slower rate than the rate of our operating revenue growth. We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time.

As illustrated by the chart below, we have also applied our discipline on compensation expense to our NEOs.

(a)	NEO SCT Compensation refers to total compensation as reported in the “Total” column of the “Summary Compensation Table” below. Total 2013 compensation for our CEO, as reported in the “Total” column of the “Summary Compensation Table” below, decreased 3% compared to 2012 and 31% compared to 2011.

2013 Shareholder Advisory Vote Regarding Executive Compensation

Refining our Improved Compensation Programs

•	In April 2013, 97% of the votes cast by our shareholders were voted in favor of our executive compensation for 2012.

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Our Compensation Committee and our NEOs viewed the vote as strong support in favor of our compensation programs, but have nonetheless continued to refine our compensation programs based on our commitment to excellence in compensation governance. In that regard, we have discussed our compensation programs with many of our shareholders and other parties since the distribution of our March 2013 proxy statement in order to better understand their views regarding our compensation programs. Those views have informed our decisions with respect to our compensation programs.

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Notwithstanding the 3% increase in operating revenue in 2013 compared to 2012, and the 8% increase in operating revenue in 2013 compared to 2011, our 2013 awarded compensation expense increased by only 1% compared to 2012 and 2% compared to 2011. Our 2013 awarded compensation ratio decreased to 58%, from 59% in 2012 and 62% in 2011.

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Notwithstanding the 16% increase in our awarded operating margin during 2013, total 2013 awarded compensation for our CEO increased 6% compared to 2012 and only 1% compared to 2011. Total 2013 awarded compensation for all of our NEOs increased 7% compared to 2012 and only 1% compared to 2011.

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As discussed above, our Compensation Committee refined several aspects of the PRSU awards granted in 2014 and increased the portion of total NEO awarded compensation tied directly to the achievement of three-year forward-looking performance goals.

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Our Compensation Committee refined the structure of its NEO evaluation and compensation decision-making process. The Compensation Committee increased its focus on pre-defined firm-wide financial goals and the Company’s progress toward key strategic metrics in determining the amount of incentive compensation awarded to our NEOs. This enhanced the link between our NEOs’ compensation and the Company’s performance and achievements in these areas.

Our Compensation Philosophy and Objectives

We Strive to Retain and Attract Talented Individuals. Our people are our most important asset. It is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, especially given the uneven economic recovery worldwide and the current regulatory environment.

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We prudently invest in human capital. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company and appropriate in light of competitive compensation considerations.

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Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key personnel. We believe our compensation policy has been effective in recent years, enabling us to retain and attract key personnel and resulting in low voluntary attrition.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

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Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary and incentive compensation. Our annual performance-based incentive compensation awards generally include cash bonuses, deferred cash awards, PRSUs, RSUs, restricted shares of Class A common stock, or restricted stock, and LFIs.

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Performance-based incentive compensation is the principal component of our compensation strategy. We have tailored our compensation programs so that incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business unit performance. We also consider competitive compensation practices in the financial services industry, as well as the views of our shareholders.

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We grant long-term awards with multi-year vesting horizons and value that fluctuates with performance. The RSUs, PRSUs, restricted stock and LFIs awarded to our NEOs, as applicable, and employees align the interests of our NEOs and employees with the interests of our shareholders—and link the value of these awards to performance—as the value that each individual realizes upon vesting depends, for restricted stock, RSUs and PRSUs, on the long-term performance of our Class A common stock and, in the case of PRSUs, on the performance of our business as measured against specific performance goals and, for LFIs, on the performance of investment funds managed by our Asset Management business. Additionally, by subjecting such awards to service-based vesting conditions, they also help to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture.

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We grant at-risk, forward-looking, performance-based long-term incentive awards. In 2012, in order to establish another link between the payout of long-term incentive awards and the performance of our business, the Compensation Committee adopted a new long-term incentive program, the LTIP program, under which it planned to grant at-risk performance-based awards that were based on three-year forward-looking performance metrics and that could involve potential payouts equal to zero. In March 2013, the Compensation Committee refined the LTIP program to, among other things, simplify the previously announced performance metrics applicable to awards and update the scoring ranges and references by which these metrics were evaluated. At that time, the Compensation Committee determined to utilize PRSUs for purposes of award grants. In February 2014, the Compensation Committee further refined the PRSU program with respect to PRSU awards granted in 2014 by reducing the maximum potential payout, extending the vesting schedule, increasing the scoring requirements with respect to certain performance metrics and establishing a fully prospective three-year performance period. See “Design of Our Compensation Programs—Performance-Based Incentive Compensation—PRSU Awards” below.

We are Committed to Compensation Governance and Independence. Our Compensation Committee, which determines and oversees our compensation philosophy, is committed to ensuring that our compensation programs conform to our pay-for-performance paradigm.

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We maintain an independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors. In October 2012, our Board of Directors rotated the independent chairman of the Compensation Committee.

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Our Compensation Committee continually reassesses our compensation programs. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year, and performs a specific annual reassessment of the programs in the first quarter of each year in connection with year-end compensation decisions.

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Our Compensation Committee engages an independent compensation consultant. The Compensation Committee has directly and independently engaged Compensation Advisory Partners, or CAP, a compensation consulting firm, to assist it with compensation analyses, including through the use of compensation data of certain of our competitors. CAP performs no work for the Company other than advising the Compensation Committee with respect to compensation matters and the Nominating & Governance Committee with respect to the compensation of the independent members of our Board of Directors. The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest.

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We conduct an annual shareholder advisory vote regarding executive compensation. We value our shareholders’ views regarding many topics, including compensation for our NEOs. Our shareholders asked us to annually solicit their feedback on our compensation programs, and we hold an annual advisory vote regarding executive compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote, as well as related feedback provided by shareholders, as part of its annual assessment of our compensation programs. We encourage our shareholders to engage with us throughout the year in constructive dialogue regarding our compensation programs.

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We have an anti-hedging policy, stock ownership guidelines and a clawback policy. We have an anti-hedging policy applicable to our NEOs. We also have robust stock ownership guidelines and a compensation clawback policy, both of which are applicable to our NEOs. See “Design of Our Compensation Programs—Other Features” below.

Executive Compensation Practices

What We Do

✓

Pay for Performance. We tie pay to performance. A substantial majority of the compensation we pay to our NEOs is not guaranteed. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation. We grant performance-based equity awards, including awards based on transparent, objective, three-year forward-looking payout metrics.

✓

Apply Multi-Year Vesting to Equity Awards. The PRSUs granted to our NEOs for 2013 compensation vest approximately three years after the grant date, assuming satisfaction of the performance goals and the service conditions. The LFIs granted to Mr. Bhutani for 2013 compensation vest approximately 33% two years, and 67% three years, after the grant date, assuming satisfaction of the service conditions.

✓

Utilize Stock Ownership Guidelines. We have clear stock ownership guidelines, which all of our NEOs exceed. In addition, our directors receive a majority of their annual compensation in the form of DSUs, which are not settled, and therefore remain invested in the Company, until the director leaves our Board of Directors.

✓	Employ Clawback and Anti-Hedging Policies. We have compensation clawback and anti-hedging policies applicable to our NEOs.

✓	Apply Reasonable Post-Employment / Change in Control Provisions. In late 2012 and early 2013, we reduced the severance payable following a change in control under all NEO retention agreements.

✓	Apply Double-Trigger Vesting. Equity-based incentive awards granted to our NEOs for 2012 compensation and thereafter will not automatically vest upon a change in control.

✓

Have a Lead Director and a High Proportion of Independent Directors. 80% of the members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a Lead Director, who is an independent member of the Board of Directors and a member of all Committees of the Board of Directors, including the Compensation Committee.

✓

Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant, in connection with our compensation programs generally and NEO compensation specifically.

✓	Engage in Shareholder Outreach. We proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives.

✓

Utilize Structured NEO Compensation Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined financial goals identified by the Compensation Committee at the beginning of the year.

✓	Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

✓

Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock.

What We Don’t Do

X	No Excise Tax Gross-Ups Upon Change in Control. We do not provide excise tax gross-ups to our NEOs in connection with change in control severance payments.

X	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, none of our NEOs’ compensation for 2013 was guaranteed. Instead, all such compensation was at risk based on performance.

X	No Hedging Transactions or Short Sales. We prohibit our NEOs from entering into hedging transactions or short sales in respect of our Class A common stock.

Design of Our Compensation Programs—Base Salary

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

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Base salaries are approved by our Compensation Committee. During 2013, each of our NEOs was a party to a retention agreement with the Company that provided for a minimum annual base salary during the term of the agreement. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with the independent compensation consultant. For 2013, the Compensation Committee determined to maintain base salaries at the minimum level set forth in the retention agreements. See “Retention Agreements with our NEOs” below.

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Base salaries are the only component of our NEOs’ compensation that is not tied to performance. As further described below under “Design of our Compensation Programs—Performance-Based Incentive Compensation”, all other forms of compensation that we pay to our NEOs are at risk and linked to performance.

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Base salaries represent a small proportion of total NEO compensation. As described below under “Compensation for Each of Our NEOs in 2013”, a substantial majority of the compensation that we pay to our NEOs is performance-based compensation.

Design of Our Compensation Programs—Performance-Based Incentive Compensation

Cash Bonuses. Except for base salaries, all cash compensation opportunity is based on a combination of Company and individual performance. Accordingly, the cash compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance.

PRSU Awards. PRSUs are restricted stock units that are subject to both performance-based and service-based vesting conditions.

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PRSU awards are performance-based awards that support the generation of shareholder value. We believe PRSU awards support the generation of shareholder value by aligning the long-term interests of our NEOs with those of shareholders. Because the amount an individual realizes upon the vesting of PRSUs directly depends on the performance of our business, as well as the value of our Class A common stock at that time, each individual who receives a PRSU award becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

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PRSU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRSU awards supplement our existing risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs for a given year (approximately 60% of the 2013 awarded compensation for our CEO and 33%-60% of the 2013 awarded compensation for our other NEOs) to full risk of loss based upon the long-term financial performance of our business, measured against objective, pre-established performance goals.

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PRSU awards involve a transparent payout mechanism. PRSU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRSUs to vest are tied to factors that we consider to be critical measures of our success and our ability to build value for our shareholders. Importantly, the financial information that is used in measuring the Company’s performance with respect to these metrics is available to shareholders, including through our annual earnings releases. PRSUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

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Payouts under PRSU awards are based on objective financial metrics. The number of shares of Class A common stock that a recipient will realize upon vesting of a PRSU award will be calculated by reference to financial metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and a relative basis. These metrics rely on criteria such as revenue growth, returns to shareholders and operating leverage. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score, subject in the case of a score above 2.0 to downward adjustments, as described below. PRSU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics.

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Payouts under PRSU awards will depend on long-term financial performance and could be equal to zero. The target number of shares of our Class A common stock subject to each PRSU is one. Based on the achievement of performance criteria, as confirmed by the Compensation Committee, the number of shares of our Class A common stock that may be received in connection with each PRSU will range from zero to two times the target number (or, in the case of PRSU awards granted in 2013, in the event of a substantial increase in our 2014 operating revenue, three times the target number). PRSUs granted in 2014 in respect of 2013 compensation are contingent on our performance over the three-year period beginning on January 1, 2014 and ending on December 31, 2016. Unless threshold performance levels are satisfied during this period, all such PRSUs will be forfeited, and the NEOs will not be entitled to any payments with respect to such awards.

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Payouts under PRSU awards are determined, in part, by reference to the performance of our peers. As further discussed below, the financial metrics used to calculate payouts under PRSU awards include a relative measure. By including this measure, our Compensation Committee intended that our performance be judged against what our competitor companies were able to accomplish under the same general market conditions during the performance period.

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PRSU awards help retain our NEOs. PRSU awards also serve as an important retention mechanism by subjecting a significant portion of each NEO’s compensation to forfeiture if he leaves the firm prior to the vesting date. As a result, we believe our NEOs have a demonstrable and significant interest in remaining with the Company and increasing shareholder value over the long term.

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PRSU awards also include service-based vesting criteria. PRSU awards are typically made following our year-end earnings release. This year, PRSUs were granted to each of our NEOs on February 20, 2014. The target number of shares of Class A common stock that are subject to the PRSUs that were granted to an NEO was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the NEO as a PRSU award (at the target payout level) by the average closing price of our Class A common stock on the NYSE on the five trading days ending on February 11, 2014 ($43.35). The PRSUs granted on February 20, 2014 will vest on or around March 1, 2017, assuming satisfaction of the performance conditions and service-based vesting conditions. The PRSUs will not automatically vest in the event of a change in control, but rather will require a subsequent qualifying termination in order to be eligible for accelerated vesting, with certain variations to reflect the impact of a termination of employment or a change in control on performance conditions. See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” below. In exchange for their PRSU awards, our NEOs agreed to restrictions on their ability to compete with the Company or to solicit our clients and employees, which protect the Company’s intellectual and human capital. In the event we declare ordinary cash dividends on our Class A common stock during the time the PRSUs are outstanding, our NEOs will receive a number of RSUs equivalent in value to the amount of such dividends with respect to the target number of shares subject to such PRSUs. These RSUs will not be subject to vesting based on the performance conditions, but will be subject to the service conditions of the underlying PRSUs.

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PRSUs advance our pay-for-performance paradigm. By coupling the potential value of the PRSUs with our degree of financial success, we believe we have created another strong link between value realized by our shareholders and value to the NEOs. Each NEO knows—at the beginning of a fiscal year—that the year is a component of a three-year, forward-looking PRSU performance measurement period and that his compensation under PRSU awards will be determined in part based on the Company’s performance during that fiscal year. Each NEO is updated at least annually on our performance with respect to the PRSU performance metrics.

PRSU Financial Metrics and Scoring. The Compensation Committee determined that three financial ratios are the most appropriate and, taken together, comprehensive financial metrics for purposes of PRSU awards: our Volatility Adjusted Revenue Growth Ratio, or VARGR, our Capital Return Ratio, or CRR, and our Operational Leverage Ratio, or OLR, each of which is described in further detail below. Collectively, the VARGR, CRR and OLR metrics align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on reducing volatility, increasing operating leverage and returning capital to our shareholders. These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders. An explanation of each financial ratio is set forth below.

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VARGR: Volatility Adjusted Revenue Growth Ratio – Relative Performance Measure. We seek to generate stable, high-quality revenue growth, and we believe that our shareholders value such revenue growth. Our innovative business model incorporates balanced growth initiatives and a diversity of businesses, including operations that are countercyclical, which we believe ultimately produces less volatile revenues. We believe that the VARGR performance metric aligns directly with our objective of achieving revenue growth while simultaneously limiting volatility in order to promote consistent, high-quality revenue growth over time. And, as described in more detail below, we evaluate this metric against the members of a relevant peer group. An explanation of the VARGR metric is set forth below.

Step 1:	We establish our annual operating revenue growth rate for each fiscal year within the three-year performance period. We adjust this growth rate for debt valuation adjustment, and for certain acquisitions that may have occurred during the period, in each case, if applicable, as these items can substantially affect reported revenues and can reduce comparability among us and our peers. We then combine each of these operating revenue growth rates into a single compound operating revenue growth rate for the entire performance period.

Step 2:	We divide the compound operating revenue growth rate established in Step 1 by the historical volatility of our compound operating revenue growth rate (i.e., the standard deviation in our compound operating revenue growth rate over the preceding ten-year period, including the last year of the performance period). This normalizes our compound operating revenue growth rate and reduces the disproportionate impact of any nonrecurring events that may have occurred in a given year. Ultimately, this enhances compound operating revenue growth rate comparability among us and our peers. The value we obtain is our VARGR.

Step 3:	We determine our peers’ VARGRs, in each case using the most appropriate revenue statistic and applying Steps 1-2 above. Given their mix of businesses, the peer group for PRSUs granted in connection with 2013 compensation is: AllianceBernstein, Bank of America Merrill Lynch, BlackRock, Citigroup, Credit Suisse, Deutsche Bank, Evercore, Goldman Sachs, Greenhill, JP Morgan, Legg Mason, Morgan Stanley, Schroders and UBS. We selected this peer group, which is different than the peer group used for comparative compensation analyses described under “Compensation for Each of Our NEOs in 2013”, because we feel that this peer group more accurately reflects the companies with which we actively compete in the financial services industry (without regard to their relative size, which is relevant to compensation, but not relevant to their indicative growth rates).

Step 4:	We determine our VARGR score based on our VARGR ranking relative to the VARGRs of our peers. The VARGR scoring table is below.

Lazard VARGR Percentile Rank	VARGR Score
Lazard Rank < 20%	0.00

Lazard Rank = 20%	0.25

Lazard Rank = 40%	1.00

Lazard Rank = 60%	1.50

Lazard Rank > 80%	3.00

If our VARGR ranking is between levels set forth in the table above, we will use linear interpolation to determine our VARGR score based on the scores provided for the closest levels.

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CRR: Capital Return Ratio – Absolute Performance Measure. We endeavor to return capital to our shareholders, including by paying dividends to our shareholders, repurchasing equity and minimizing the need for additional capital in our business. We believe that our shareholders value our success in returning capital to them, and that the CRR performance metric aligns directly with our objective of returning capital. An explanation of the CRR metric is set forth below.

Step 1:	For each fiscal year during the performance period, we first calculate capital returned to shareholders, which we define for this purpose as (A) the aggregate value of dividends paid to our shareholders and the aggregate distributions by Lazard Group to its members (other than our subsidiaries, and excluding any tax distributions) during the fiscal year, plus (B) the aggregate amount of funds used for equity (including Lazard Group membership interest) repurchases during the fiscal year, plus (C) the value of our Class A common stock withheld for tax purposes during the fiscal year upon vesting of equity-based awards.

Step 2:	For the same fiscal year, we calculate our cash flow during the fiscal year, which we define for this purpose as (A) our net income for the fiscal year, calculated in the adjusted manner set forth in our annual earnings release for the fiscal year (primarily to enhance comparability between periods) plus (B) the amortization expense arising from year-end equity-based and LFI awards granted in prior years and recorded during the fiscal year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition, minus (D) the value of amounts used to fund investments relating to LFI awards, minus (E) amounts used to reduce outstanding debt.

Step 3:	We establish our CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each fiscal year in the performance period by (B) the sum of the amounts obtained in Step 2 for each fiscal year in the performance period. We then determine our CRR score based on the table set forth below.

Lazard CRR	CRR Score
CRR < 60%	0.00

CRR = 60%	0.67

CRR = 70%	1.00

CRR = 75%	1.33

CRR = 85%	1.67

CRR > 90%	3.00

If our CRR is between levels set forth in the table above, we will use linear interpolation to determine our CRR score based on the scores provided for the closest levels.

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OLR: Operational Leverage Ratio – Absolute Performance Measure. We are committed to effectively managing the costs of our business, including through our long-term goal of limiting increases in our awarded compensation expense, so that our awarded compensation expense grows at a rate that is less than the rate of our operating revenue growth. By increasing our operating leverage, we seek to advance our ultimate objective of increasing shareholder returns. We retain this objective even in years where revenue remains flat or declines, in which case we aim to stabilize and reduce our expenses. We believe that the OLR performance metric aligns directly with our objective of increasing our operating leverage through cost discipline and thereby increasing the proportion of our revenue that ultimately benefits our shareholders. The OLR performance metric provides this shareholder-focused incentive to the NEOs even during periods of revenue decline.

Step 1:	We determine our pre-tax earnings growth rate for the entire three-year performance period by reference to the beginning of the first and the end of the last fiscal year during the period, using the customary method for calculating pre-tax earnings, but (i) instead of using our compensation expense determined in accordance with GAAP, we use our awarded compensation expense for the fiscal year (excluding one-time non-recurring items and the value of off-cycle grants made during the year, which represent new investments in our business) and (ii) we calculate our other expenses, including interest expense and non-compensation expense, for the fiscal year in the adjusted manner set forth in our annual earnings release for the fiscal year, rather than in the manner prescribed by GAAP.

Step 2:	We establish our OLR for the entire three-year performance period by dividing the growth rate obtained in Step 1 by our operating revenue growth rate over the entire three-year performance period. We then determine our OLR score based on the tables set forth below (depending on whether operating revenue growth is positive or negative over the performance period).

Positive Operating Revenue Growth		Negative Operating Revenue Growth
Lazard OLR	OLR Score	Lazard OLR	OLR Score
OLR < 100%	0.00	OLR > 400%	0.00

OLR = 100%	0.67	OLR = 350%	0.67

OLR = 150%	1.00	OLR = 300%	1.00

OLR = 175%	1.33	OLR = 250%	1.33

OLR = 225%	1.67	OLR = 200%	1.67

OLR > 250%	3.00	OLR < 200%	3.00

If our OLR is between levels set forth in the table above, we will use linear interpolation to determine our OLR score based on the scores provided for the closest levels.

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PRSU Scoring. Generally, each of the three performance metrics (VARGR, CRR and OLR) is weighted equally. The determination of the number of PRSUs that may ultimately vest under each award generally will be based on the Company’s cumulative performance over the three-year performance period. However, each of the three performance metrics will also be evaluated on an annual basis at the end of each fiscal year during the performance period, and for this purpose, the same scoring ranges and reference points will be used, but the evaluation will be based solely on performance during that fiscal year. If the Company achieves an aggregate score of at least 1.0 with respect to such fiscal year, as confirmed by the Compensation Committee, then 25% of the total target number of shares of Class A common stock subject to the PRSUs will no longer be at risk based on achievement of the performance criteria. Any such PRSUs will remain subject to the service-based vesting criteria described herein (and the total payout with respect to such PRSUs could increase based on the performance over the performance period). The scoring described above corresponds directly to the level of achievement of performance goals (taking into account any applicable interpolation). For example, the achievement of a score of 1.50 for the cumulative three-year performance period translates into payout of the PRSU award at 1.50 times the target level (subject to achievement of the service-based vesting condition), but in the case of PRSUs granted in 2014, an overall score above 2.0 will automatically be reduced to 2.0, thereby capping payout of the PRSU award at two times the target level. Furthermore, as described in the immediately following paragraph, in the case of PRSUs granted in 2013, payout will also be no greater than two times the target level, unless our operating revenue increases substantially in 2014. The Compensation Committee retains full discretion with respect to the interpretation and application of the scoring systems described above.

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Additional Performance Metric Applicable to PRSU Awards Granted in 2013. In October 2013, the Company and the NEOs voluntarily agreed to amend the PRSU awards granted in 2013 to add a fourth performance metric applicable to the portion of such PRSU awards above two times the target level. Prior to the amendment, such awards were eligible to deliver three times the target number of shares of our Class A common stock subject to the awards based on the VARGR, CRR and OLR metrics alone. In light of anticipated refinements to PRSU awards expected to be granted in 2014, and in order to support the evolution of a consistent and excellent PRSU award program, the Compensation Committee suggested, and our NEOs voluntarily agreed, that the vesting of any amount over two times the target number of shares of our Class A common stock with respect to the PRSU awards granted in 2013 be subject to the achievement of at least $2.3 billion in 2014 operating revenue, which represents a substantial increase over 2013 operating revenue, with full vesting of this amount occurring only if at least $2.5 billion in 2014 operating revenue is achieved. If our 2014 operating revenue is below $2.3 billion, then the payout of the PRSU awards would be no greater than two times the target level.

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Evaluation of Fiscal Year 2013 Performance. After the end of 2013, the Compensation Committee evaluated the Company’s performance for 2013 with respect to VARGR, CRR and OLR. The fourth metric, based on our 2014 operating revenue, will only be evaluated at the end of the performance period. The Compensation Committee determined that the Company’s performance on the three applicable metrics exceeded an aggregate score of 1.0 for 2013. Accordingly, 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to the NEOs for 2012 compensation are not subject to further achievement of performance goals, resulting in a total of 50% of the total target number of shares of our Class A common stock subject to such awards no longer being subject to such performance goals (25% of which is attributable to a similar determination made in early 2013 in respect of 2012 performance). However, these PRSUs remain subject to the service-based vesting criteria described above.

Lazard Fund Interest Awards. Since February 2011, in order to more closely align the compensation and performance of our employees in the Asset Management business with the interests of shareholders, the Company has awarded LFIs as a form of long-term incentive compensation. In February 2013, the Company gave all of our managing directors and other senior professionals (with the exception of our NEOs) the option to participate in the LFI program as part of their incentive compensation for 2013. As the CEO of LAM, the

Compensation Committee determined that Mr. Bhutani’s participation in the LFI program for 2013 would be mandatory (with respect to 2013, LFIs comprised 17% of his awarded compensation), and the Compensation Committee did not permit Messrs. Jacobs, Bucaille, Hoffman and Stern to participate in the LFI program.

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LFIs are performance-based awards that enhance shareholder value. LFIs represent actual or notional interests in certain investment funds managed by LAM or Lazard Frères Gestion SAS and, accordingly, should enable eligible employees to directly benefit from the performance of such funds. Recipients of LFIs are awarded a dollar value, which is invested (or deemed invested) in specified investment funds as directed by the recipient and held in a restricted brokerage account for the benefit of the recipient. The value that each recipient realizes upon vesting depends on the performance of the applicable investment funds managed by our Asset Management business. In this way, the performance of our Asset Management business over time directly affects the value of our LFI awards—which also can fluctuate in value over time and could have very low value upon vesting in the event of poor fund performance. Given that our Asset Management business contributes approximately half of our annual operating revenue, which in turn directly benefits our shareholders, we believe that LFIs align the interests of recipients with the interests of our shareholders.

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LFIs help retain key employees. LFIs also serve as an important retention mechanism by subjecting a significant portion of each recipient’s compensation to forfeiture if he or she leaves the firm prior to the vesting date.

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Vesting requirements and other restrictions regarding LFI awards. LFI award agreements generally contain the same service-based vesting, change-in-control, restrictive covenant and forfeiture provisions as award agreements for RSUs granted to our NEOs for 2012 compensation (including, for LFIs awarded to Mr. Bhutani in 2013 and later, the “double-trigger” vesting provisions described above in connection with a change in control). See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” below. In the event that the investment funds in which the LFIs are invested distribute earnings, such earnings are automatically re-invested in additional LFIs. These distributions will have the same restrictions as the underlying LFIs to which they relate. Mr. Bhutani was granted LFIs on February 20, 2014 that will vest 33% on or around March 1, 2016 and 67% on or around March 1, 2017.

Long-Term Incentive Awards Are the Primary Component of Compensation for Our Most Senior Professionals. In January 2014, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (cash salary, cash bonus and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 5% for some of our vice presidents and directors and generally reaches 60% (or 50% in our Asset Management business) for our highest paid managing directors.

Design of Our Compensation Programs—Other Features

Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares (including restricted stock, PRSUs (considered at the target payout level) and RSUs) equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his base salary. Each NEO has five years from the date that the guidelines were adopted to attain the required ownership levels. All of our NEOs currently exceed the required ownership levels. In addition, our directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board of Directors.

Compensation Clawback Policy. We have a compensation clawback policy for our NEOs. Pursuant to our clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an NEO was based on any financial results or operating metrics that were achieved as a result of that NEO’s intentional fraudulent or illegal conduct, we will seek to recover from the NEO such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law.

Anti-Hedging Policy. We have an anti-hedging policy for our NEOs that restricts them from engaging in hedging transactions with respect to our Class A common stock.

Double-Trigger Vesting. We apply “double-trigger” vesting for NEO long-term incentive awards. Any such awards granted in 2013 and later will not immediately accelerate upon a change in control, but instead will require both a change in control and another customary event to vest.

No Excise Tax Gross-Ups. In late 2012 and early 2013, we put in place new retention agreements for each of our NEOs, which eliminated any remaining excise tax gross-up provisions, decreased the change in control severance for our NEOs, and made a variety of other adjustments based on feedback from our shareholders, evolving best practices and our commitment to excellence in compensation governance.

Compensation for Each of Our NEOs in 2013—Compensation Process

Our Compensation Process. Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

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Our Compensation Committee approves NEO compensation. Our CEO, Mr. Jacobs, makes recommendations to the Compensation Committee as to the total compensation package to be paid to our NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our NEOs, including Mr. Jacobs, and considers Mr. Jacobs’ recommendations in its review. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2013. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

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Our Compensation Committee Utilizes a Structured Decision-Making Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined financial goals identified by the Compensation Committee at the beginning of the year. An illustration of the process used by the Compensation Committee for 2013 compensation decisions is set forth below.

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

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Business Performance. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the factors described under “2013 Business Performance Highlights” above, as well as their individual contributions to the Company, their desire to advance the implementation of compensation discipline throughout the firm and their desire to personally participate in this initiative.

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Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be paid to our NEOs. The Compensation Committee considered the Company’s results and progress during 2013 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings, and return of capital. The Compensation Committee also considered the Company’s TSR.

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Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, deferred cash awards, restricted stock, PRSUs, RSUs and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

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Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is intense, and the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2012 (the most recent year for which comprehensive data for our peers was available) and considered data regarding indicative trends for 2013 for comparable positions at the following financial services firms: Affiliated Managers Group Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Legg Mason, Inc., Raymond James, T. Rowe Price and Stifel Financial. We chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. CAP noted that while it is difficult to choose a comparator group that provides an ideal comparison for these purposes, this comparator group was appropriate in light of our size and business mix. The Compensation Committee also reviewed, for informational purposes only, data with respect to certain companies with which we compete for financial service professionals, but that substantially exceed our market capitalization. These excluded companies served only as a reference group to provide a broader perspective on competitive pay levels and practices.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2012 base salary and actual cash bonuses, RSUs and PRSUs (valued at the target payout level) awarded in March 2013 for 2012 performance and, in the case of Mr. Bhutani, LFIs awarded in March 2013 for 2012 performance) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2012 (as reported in 2013). CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $7.7 million to $11 million; for Mr. Bhutani, $7.7 million to $11 million; for Mr. Bucaille, $3.3 million to $4.4 million; for Mr. Hoffman, $3.3 million to $4.4 million; and for Mr. Stern, $5.5 million to $7.2 million. The high end of the compensation reference range for each NEO included a 10% increase over the comparator data based on CAP’s projections with respect to actual 2013 comparator data, which was not fully available at the time of CAP’s analysis. See “Compensation for Each of Our NEOs in 2013—Compensation Decisions—2013 Incentive Compensation” below for a table describing the compensation paid to each of our NEOs for 2013, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group as a reference point that provided a framework for its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was merely one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

Information about the percentile rankings of aggregate total direct compensation for the members of the comparator group was presented to the Compensation Committee in certain prior years, but it was not presented, nor was it a factor that the Compensation Committee considered when determining compensation, for 2013. However, the Company notes that aggregate total direct compensation for the named executive officers in the Company’s comparator group for 2012 (as reported in 2013) ranged from a 25th percentile amount of approximately $16.6 million to a 75th percentile amount of approximately $33.6 million, and that the Company’s aggregate total direct compensation for the NEOs for 2012 (which consisted of 2012 base salaries and actual cash bonuses, PRSUs (valued at the target payout level), RSUs and LFIs awarded in 2013 (for 2012 performance) was $28.9 million.

Compensation for Each of Our NEOs in 2013—Compensation Decisions

2013 Base Salaries. We have retention agreements with our NEOs that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Retention Agreements with our NEOs” below. The base salary paid in 2013 to Mr. Jacobs was $900,000 and to each of Messrs. Bucaille, Bhutani, Hoffman and Stern was $750,000, which, in each case, is the minimum base salary set forth in the respective retention agreement.

2013 Incentive Compensation. As a general matter, the Compensation Committee noted its desire to provide increased compensation to Mr. Jacobs and each of the other NEOs in respect of their strong performance during 2013, especially with respect to the successful implementation of the cost saving initiatives. The Compensation Committee also noted that it was mindful of the compensation discipline that has been applied throughout the Company, and the ongoing leadership and support of each NEO in connection with that initiative. The Compensation Committee considered the foregoing in determining the compensation of each of our NEOs for 2013. The Compensation Committee also expressed its intention to monitor the results of the fully-implemented cost saving initiatives, including the actual savings arising from the cost saving initiatives, throughout 2014 and further expressed the potential for additional 2014 compensation for our NEOs depending on such results.

In addition to the matters considered by the Compensation Committee with respect to each NEO, which are described in detail below, the Compensation Committee considered each NEO’s positioning on an internal pay scale vis-à-vis managing directors within the Company and competitive compensation practices at other firms.

Mr. Jacobs. The Compensation Committee noted that our Company performed well in 2013 and delivered strong results compared to 2012, despite volatile financial markets and relatively low levels of M&A and restructuring activity. In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered the information regarding our Company’s performance described under “2013 Business Performance Highlights” above, as well as his individual accomplishments. The Compensation Committee specifically considered the Company’s results and progress regarding key strategic metrics set at the beginning of 2012 and pre-defined financial goals set at the beginning of 2013. See “Compensation for Each of Our NEOs in 2013—Compensation Process” above. The Compensation Committee also considered TSR.

The Compensation Committee also considered the qualitative goals and objectives established for Mr. Jacobs by the Compensation Committee in early 2013. These goals and objectives provided the Compensation Committee with a comprehensive set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2013.

In addition to the factors described above, the Compensation Committee specifically noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2013:

•	The Company continued to execute a focused and well-received strategic plan;

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The Company continued to successfully communicate with shareholders and the analyst community regarding the strategic plan, enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	The Company’s senior leadership team continued to be united under Mr. Jacobs’ leadership and guidance;

•	The Company successfully implemented the cost saving initiatives originally announced in October 2012 on schedule and according to plan;

•	The Company identified opportunities to expand the beneficial impact of the cost savings initiatives, and successfully implemented such expansion;

•	The Company continued to cultivate a culture of cost discipline throughout the firm;

•	The Company successfully developed and implemented new firm-wide performance assessment systems applicable to the Company’s personnel; and

•	The Company continued to successfully retain and attract valuable senior professionals.

Further, the Compensation Committee considered Mr. Jacobs’ ongoing efforts to develop and maintain client relationships that are valuable to the Company.

Together with its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms. The Compensation Committee also considered Mr. Jacobs’ strong desire to implement compensation discipline throughout the firm and his continuing desire to personally participate in this initiative.

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $8.10 million, payable as follows: a PRSU award valued at $5.4 million (based on the achievement of performance goals at the target level) and a $2.7 million cash bonus. The PRSUs awarded to Mr. Jacobs constituted approximately 60% of Mr. Jacobs’ total compensation for 2013. The total performance-based compensation awarded to Mr. Jacobs constituted approximately 90% of his total compensation for 2013.

The following charts show Mr. Jacobs’ mix of fixed versus performance-based compensation, and cash incentive versus long-term incentive compensation, for 2013 (based on the achievement of performance goals with respect to the PRSUs at the target level).

By linking 60% of Mr. Jacobs’ compensation for 2013 directly to the future performance of our business through PRSUs, the majority of Mr. Jacobs’ compensation for 2013 will be at risk based on our ability to achieve growth and produce value for shareholders over the next three years. Given the combination of base salary, annual cash bonus and PRSUs awarded to Mr. Jacobs for 2013, the Compensation Committee believes it has struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s long-term performance and continued growth, on the other hand.

Mr. Bhutani. In evaluating annual incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his leadership and level of performance as the CEO of LAM, as well as the overall success of the Asset Management business in 2013, including the achievements described under “2013 Business Performance Highlights” above. Our Asset Management business’s operating revenue in 2013 was a record $1,024 million, up 16% from 2012. Year-end assets under management reached a record $187 billion, up 12% from the record previously set at December 31, 2012, and the business achieved substantial gross inflows during 2013. The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2013: Mr. Bhutani received a cash bonus of $3.24 million, a deferred cash award valued at $997,500, a PRSU award valued at $3.325 million (based on the achievement of performance goals at the target level) and an LFI award valued at $1.663 million. Together, the deferred cash, PRSUs and LFIs awarded to Mr. Bhutani constituted approximately 60% of his total compensation for 2013. The total performance-based compensation awarded to Mr. Bhutani constituted approximately 93% of his total compensation for 2013.

Mr. Stern. In evaluating annual incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered several factors, including the various roles that Mr. Stern performs for the Company, his performance as Chief Operating Officer and his contribution to the financial strength of the Company. Mr. Stern maintains a balance between his leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. The Compensation Committee and Mr. Jacobs focused specifically on Mr. Stern’s primary role in the successful conceptualization, implementation and expansion of the Company’s cost saving initiatives. The Compensation Committee and Mr. Jacobs also considered Mr. Stern’s application of cost discipline throughout the firm, including to its senior levels, Mr. Stern’s effective management of related issues and processes, Mr. Stern’s effective oversight of managing directors and senior professionals overseeing various business sectors on a global basis, and Mr. Stern’s involvement in the development and implementation of the Company’s firm-wide performance assessment systems. The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2013: Mr. Stern received a cash bonus of $1.35 million and a PRSU award valued at $3.15 million (based on the achievement of performance goals at the target level). The PRSUs awarded to Mr. Stern constituted approximately 60% of Mr. Stern’s total compensation for 2013. The total performance-based compensation awarded to Mr. Stern constituted approximately 86% of his total compensation for 2013.

Messrs. Bucaille and Hoffman. In evaluating incentive compensation for Messrs. Bucaille and Hoffman, the Compensation Committee and Mr. Jacobs considered that each provides significant leadership to the Company in his role as Chief Financial Officer and General Counsel, respectively. Mr. Bucaille has worldwide responsibility for corporate finance and accounting at the Company, while continuing to maintain important client relationships cultivated prior to becoming Chief Financial Officer. Mr. Hoffman has worldwide responsibility for legal and compliance, and also oversees internal audit and global communications.

The Compensation Committee and Mr. Jacobs further considered that both executives have been tasked with primary responsibility for establishing and implementing uniform internal policies within the Company, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. With respect to Mr. Bucaille, the Compensation Committee and Mr. Jacobs discussed his contribution to the overall strength of the Company and its initiatives, as well as his dedication in connection with his responsibilities as Chief Financial Officer. With respect to Mr. Hoffman, the Compensation Committee and Mr. Jacobs discussed his contribution to the overall strength of the Company and its initiatives, as well as his wide-ranging responsibility for overseeing worldwide legal and compliance operations during a period of continuing legal and regulatory reform, and his diverse responsibilities for overseeing internal audit, global communications and legislative and regulatory affairs. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team, providing leadership, advice and guidance to him, as CEO, and to the Compensation Committee, and Mr. Jacobs further noted that Mr. Hoffman also provides such advice and guidance to the Board of Directors.

The Compensation Committee approved the following incentive compensation for each of Messrs. Bucaille and Hoffman for their performance in 2013: Mr. Bucaille received a cash bonus of $702,500 and a PRSU award valued at $1.848 million (based on the achievement of performance goals at the target level); Mr. Hoffman received a cash bonus of $732,500 and a PRSU award valued at $1.918 million (based on the achievement of performance goals at the target level). The PRSUs awarded to Messrs. Bucaille and Hoffman constituted approximately 56% of their total compensation for 2013. The total performance-based compensation awarded to Messrs. Bucaille and Hoffman constituted approximately 77% of their total compensation for 2013.

The following table shows the base salary and incentive compensation awarded to our NEOs for their performance in 2013 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2013 in the following respects:

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by showing the value of the PRSUs (assuming payout at the target level) and LFIs granted on February 20, 2014, which related to 2013 performance but are not reflected in the Summary Compensation Table for 2013 because they were granted after the end of our 2013 fiscal year;

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by excluding the value of the PRSUs (assuming payout at the target level), RSUs and LFIs granted on March 12, 2013, which are included in the Summary Compensation Table for 2013, as they related to 2012 performance;

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by reflecting the notional value of the PRSUs (assuming payout at the target level) and RSUs approved by the Compensation Committee at the time of grant, rather than the grant date fair value as determined for accounting purposes;

•	by excluding the “Change in Pension Value” and “All Other Compensation” columns for each year, because they are not tied to the NEO’s performance for the applicable year; and

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by presenting $997,500 of Mr. Bhutani’s 2013 bonus as a deferred cash award, since this award was not paid in February 2014 at the same time as our regular bonuses, but will be paid in May 2014, contingent on Mr. Bhutani’s continued employment until the payment date.

A similar methodology has been applied to reflect 2012 and 2011 compensation, which was included for each NEO in order to provide a basis for comparison. In addition, for 2011, we exclude the full $3.1 million value of the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 that are scheduled to vest in full on March 1, 2019, since these RSUs were not a part of Mr. Bucaille’s regular incentive compensation for 2011.

			Performance-Based Incentive Compensation
	Year	Salary	Annual Cash Bonus	Deferred Cash Awards	RSU Awards	Target PRSU Awards	Lazard Fund Interest Awards	Total Compensation
Kenneth M. Jacobs	2013	$900,000	$2,700,000	—	—	$5,400,000	—	$9,000,000
	2012	$900,000	$2,500,000	—	—	$5,100,000	—	$8,500,000
	2011	$900,000	$2,680,000	—	$5,370,000	—	—	$8,950,000

Matthieu Bucaille	2013	$750,000	$702,500	—	—	$1,847,500	—	$3,300,000
	2012	$750,000	$727,500	—	$282,500	$1,440,000	—	$3,200,000
	2011	$750,000	$617,500	—	$2,032,500	—	—	$3,400,000
Ashish Bhutani	2013	$750,000	$3,240,000	$997,500	—	$3,325,000	$1,662,500	$9,975,000
	2012	$750,000	$3,010,000	$940,000	—	$3,133,333	$1,566,667	$9,400,000
	2011	$750,000	$3,210,000	$990,000	$3,172,500	—	$1,777,500	$9,900,000
Scott D. Hoffman	2013	$750,000	$732,500	—	—	$1,917,500	—	$3,400,000
	2012	$750,000	$757,500	—	$307,500	$1,485,000	—	$3,300,000
	2011	$750,000	$817,500	—	$1,932,500	—	—	$3,500,000
Alexander F. Stern	2013	$750,000	$1,350,000	—	—	$3,150,000	—	$5,250,000
	2012	$750,000	$1,117,500	—	$607,500	$2,025,000	—	$4,500,000
	2011	$750,000	$1,192,500	—	$2,807,500	—	—	$4,750,000

Perquisites. In 2013, each of our NEOs, other than Mr. Bucaille, received less than $32,000 in perquisite compensation. Our NEOs are entitled to receive the same perquisite compensation provided to all of our U.S. managing directors as a group, including (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and (ii) being the named beneficiaries of a Company-provided life insurance and excess liability insurance policy and long-term disability insurance. None of our U.S. managing directors receive any matching contributions from the Company on their personal contributions to the Company’s 401(k) plan. Each of our U.S. managing directors is entitled to have his year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Bucaille, Hoffman and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pursuant to his retention agreement with the Company, Mr. Bucaille is also entitled to reimbursement of up to $10,000 per month on his residence in the New York City area, as well as reimbursement of private school tuition for each of his children under the age of 18. These additional benefits are provided to Mr. Bucaille in connection with the relocation of his family from France to the United States in order to serve as our Chief Financial Officer, and in recognition of the educational needs of his children, whose native language is French. The Compensation Committee determined this was appropriate in order to minimize the disruption of Mr. Bucaille’s family life and reduce distractions as a result of his relocation, thereby allowing him to focus on his duties as Chief Financial Officer. Mr. Bucaille is additionally entitled to a tax gross-up for any such reimbursement he receives. The aggregate value of these benefits in 2013 was $468,267.

Post-Employment Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Messrs. Hoffman and Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2013, see “Compensation of our Executive Officers—Pension Benefits” below.

The retention agreement with each of our NEOs provides for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or by the NEO for “good reason” (we refer to these as a “qualifying termination”) prior to March 31, 2016 or, in the event of a “change in control” of the Company prior to that date, the date that is at least two years following such a “change in control”. We provide for such severance payments on the condition that for specified periods the departed NEO does not compete with the Company, solicit the Company’s clients or employees or take other actions that may harm the Company’s business, and, in the case of a severance incurred prior to a “change in control”, that the NEO timely deliver an irrevocable waiver and release of claims in favor of the Company. The events giving rise to a severance payment, as well as the amount of the payments under the retention agreements, were negotiated terms and based on common industry practice. See “Retention Agreements with Our NEOs—Payments and Benefits Upon Certain Terminations of Service” below; see also “Potential Payments Upon Termination or Change in Control” below for an estimate of potential payouts under each scenario.

In general, unvested PRSUs, RSUs, restricted stock, LFIs and similar awards are forfeited by our NEOs upon termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which, for purposes of these awards, includes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “Compensation of Our Executive Officers—Grants of Plan Based Awards—RSU Retirement Policy” below. For RSUs, restricted stock and LFIs granted to our NEOs in 2012 and earlier, in the event of a “change in control” of the Company, any such unvested RSUs and LFIs will automatically vest. The Company has adopted “double-trigger” vesting for awards granted to our NEOs in 2013 and later, including PRSUs.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, long-term incentive compensation (including PRSUs, RSUs, restricted stock and LFIs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRSU, RSU, restricted stock and LFI awards have had the effect of aiding our retention of our NEOs and other key personnel.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the division in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRSUs, RSUs, restricted stock and LFIs) with long-term vesting periods makes or will make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the performance of the Company, in the case of PRSUs, the price of our Class A common stock, in the case of PRSUs, RSUs, and restricted stock, and the performance of funds managed by our Asset Management business, in the case of LFIs. Further, performance criteria for some of the Asset Management executives now include Company-wide risk management practices (some relating to mitigating certain of Asset Management’s key risks, and some relating to oversight of the “ordinary course” risks to which our Asset Management business is subject). In addition, PRSU performance criteria include adjustments for revenue volatility in recognition of our belief that more volatile growth is less valuable to our shareholders. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Conclusion

Our compensation programs are designed to permit the Company to provide our NEOs, managing directors and other senior professionals with total compensation that is linked to our performance and that reinforces the alignment of NEO, employee and shareholder interests. At the same time, they are intended to provide us with sufficient flexibility to assure that such compensation is appropriate to retain and attract employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe our compensation programs met these objectives in 2013.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer, Sylvia Jay and Michael J. Turner

Compensation Discussion & Analysis Endnotes

(1)	Operating revenue, awarded compensation expense, awarded compensation ratio, adjusted non-compensation expense and earnings from operations are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	Operating income based on awarded compensation expense is a non-GAAP measure and is defined as operating revenue ($2,034 million in 2013), minus awarded compensation expense ($1,187 million in 2013), minus adjusted non-compensation expense ($409 million in 2013).

(3)	Operating margin based on awarded compensation expense is a non-GAAP measure and is defined as operating income based on awarded compensation expense divided by operating revenue.

(4)	Operating margin based on earnings from operations is a non-GAAP measure and is defined as earnings from operations divided by operating revenue.

(5)	We calculate our return of capital during 2013 by reference to the following: (i) we paid $123 million to our shareholders in dividends; (ii) we repurchased $161 million of our Class A common stock; and (iii) we satisfied employee tax obligations of $132 million in cash in lieu of share issuance upon vesting of equity grants.

(6)	We calculate total shareholder return, or TSR, by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the performance period.

Compensation of Executive Officers

Summary Compensation Table

The following table contains information with respect to our NEOs. We believe that the better way to view this information is as set forth under “Compensation Discussion and Analysis—Compensation for Each of Our NEOs in 2013—Compensation Decisions” above, as the information set forth below:

•

includes in 2013 compensation the grant date fair value of PRSUs which, as of the grant date, were deemed probable of vesting in accordance with applicable accounting rules, RSUs and, in the case of Mr. Bhutani, LFIs that relate to 2012 performance, which were awarded on March 12, 2013;

•	does not include in 2013 compensation the value of PRSUs and LFIs that relate to 2013 performance, which were awarded on February 20, 2014; and

•

includes in 2011 compensation the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 with a grant date value of $3.1 million that are scheduled to vest in full on March 1, 2019.

Similarly, the information with respect to 2012 and 2011 compensation includes RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include PRSUs, RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Kenneth M. Jacobs	2013	$900,000	$2,700,000		$4,984,047	(1)	$—	$31,274	$8,615,320
Chairman and Chief	2012	$900,000	$2,500,000		$5,403,306		$7,606	$31,283	$8,842,195
Executive Officer	2011	$900,000	$2,680,000		$8,839,052		$10,318	$31,686	$12,461,056

Matthieu Bucaille	2013	$750,000	$702,500		$1,683,340	(1)	$—	$511,874	$3,647,714
Chief Financial Officer	2012	$750,000	$727,500		$2,045,115		$—	$387,090	$3,909,705
	2011	$750,000	$617,500		$5,061,161	(2)	$—	$692,316	$7,120,977

Ashish Bhutani	2013	$750,000	$4,237,500	(5)	$4,628,759	(1)	$—	$12,509	$9,628,768
Chief Executive Officer	2012	$750,000	$3,950,000	(5)	$4,969,692		$—	$12,023	$9,681,715
of Lazard Asset	2011	$750,000	$4,200,000	(5)	$7,022,975		$—	$12,734	$11,985,709
Management

Scott D. Hoffman	2013	$750,000	$732,500		$1,751,732	(1)	$—	$21,094	$3,255,326
General Counsel	2012	$750,000	$757,500		$1,944,485		$21,911	$21,235	$3,495,131
	2011	$750,000	$817,500		$2,259,968		$28,398	$22,648	$3,878,514

Alexander F. Stern	2013	$750,000	$1,350,000		$2,572,657	(1)	$—	$16,356	$4,689,013
Chief Operating Officer	2012	$750,000	$1,117,500		$2,824,932		$13,363	$12,810	$4,718,605
	2011	$750,000	$1,192,500		$3,264,423		$17,376	$13,789	$5,238,088

(1)

Represents awards granted to each of our NEOs during fiscal year 2013 that relate to 2012 performance. Represents for Mr. Jacobs an award of PRSUs valued at $4,984,047; for Mr. Bucaille, an award of PRSUs valued at $1,407,279 and an award of RSUs valued at $276,061; for Mr. Bhutani, an award of PRSUs valued at $3,062,092 and an award of LFIs valued at $1,566,667; for Mr. Hoffman, an award of PRSUs valued at $1,451,225 and an award of RSUs valued at $300,507; and for Mr. Stern, an award of PRSUs valued at $1,978,972 and an award of RSUs valued at $593,685. As required under SEC rules for compensation disclosure, the value of the PRSUs, RSUs and LFIs reported in the Summary Compensation

Table is (i) based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and (ii) (A) in the case of RSUs, is computed in accordance with FASB ASC Topic 718, without regard to estimated forfeitures, (B) in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded and (C) in the case of PRSUs, is computed in accordance with FASB ASC Topic 718 based on the performance conditions applicable to such PRSUs being achieved at the target (i.e., one times) payout level, which was determined to be the probable outcome as of the grant date, without regard to estimated forfeitures. See Note 14 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the assumptions used in the valuation of the RSUs and PRSUs. The value of the PRSUs awarded to our NEOs during fiscal year 2013 assuming a two times payout level would have been as follows: for Mr. Jacobs, $9,968,094; for Mr. Bucaille, $2,814,558; for Mr. Bhutani, $6,124,184; for Mr. Hoffman, $2,902,450; and for Mr. Stern, $3,957,944. Pursuant to the PRSU award amendments described under “Design of Our Compensation Programs—Performance-Based Incentive Compensation—PRSU Awards” above, the maximum potential payout under the PRSU awards is subject to the achievement of an additional performance metric, which subjects the vesting of any amount over two times the target payout level to the achievement of at least $2.3 billion in 2014 operating revenue, which would represent an increase of 13% over our 2013 operating revenue, with the full payout of this portion occurring only if we achieve at least $2.5 billion in 2014 operating revenue, which would represent an increase of 23% over our 2013 operating revenue. In 2013 and 2012, our operating revenue increased 3.2% and 4.6%, respectively, over operating revenue in the prior year and, in 2011, our operating revenue decreased 4.8% from operating revenue in the prior year. The value of the PRSUs awarded to our NEOs during fiscal year 2013 assuming that we achieve $2.5 billion in 2014 operating revenue, and therefore assuming a three times payout level, would have been as follows: for Mr. Jacobs, $14,952,140; for Mr. Bucaille, $4,221,837; for Mr. Bhutani, $9,186,276; for Mr. Hoffman, $4,353,674; and for Mr. Stern, $5,936,917. The value of the PRSUs awarded to our NEOs during fiscal year 2013 assuming a minimum payout level would have been $0 for each NEO. The RSUs, PRSUs and LFIs awarded to our NEOs in respect of 2012 performance were valued, in order to determine the number of shares subject to the awards, as of February 13, 2013, using the price that was used by the Company to grant awards to our employees generally, but were not granted until March 12, 2013.

(2)	Includes a special long-term retention award granted in 2011 in recognition of Mr. Bucaille’s new duties as Chief Financial Officer and to ensure his long-term dedication to the Company, consisting of RSUs valued at $3.1 million that are scheduled to vest in full on March 1, 2019.

(3)	For 2011 and 2012, represents the aggregate change in actuarial present value of the accumulated benefits of Messrs. Jacobs, Hoffman and Stern under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan. For 2013, the aggregate change in the actuarial present value of each of Messrs. Jacobs’, Hoffman’s and Stern’s accumulated pension benefits under these plans was negative, generally due to the fact that no benefits accrued during 2013 and the applicable discount rate used to calculate such value increased from 4.05% to 5.00%. The aggregate change in actuarial present value for Messrs. Jacobs, Hoffman and Stern under the applicable pension plans was ($6,459), ($21,340) and ($13,801), respectively.

(4)	For 2013, represents: (i) payment of health insurance premiums in the amount of $12,066 for Mr. Jacobs, $23,788 for Mr. Bucaille, $8,911 for each of Messrs. Bhutani and Hoffman, and $4,173 for Mr. Stern; (ii) life and long-term disability insurance premiums in the amount of $2,690 for each of Messrs. Jacobs, Bhutani, Hoffman and Stern, and $5,903 for Mr. Bucaille; (iii) excess liability insurance premiums in the amount of $908 for each NEO; (iv) tax preparation services in the amount of $15,610 for Mr. Jacobs, $13,008 for Mr. Bucaille and $8,585 for each of Messrs. Hoffman and Stern; and (v) for Mr. Bucaille, a housing reimbursement of $130,000 (plus a related tax gross-up of $119,292) and tuition reimbursement of $114,190 (plus a related tax gross-up of $104,785).

(5)	Includes an award of $997,500 that is considered a deferred cash award and will not be payable until May 2014, contingent upon Mr. Bhutani’s continued employment until the payment date. For 2012 and

2011, included an award of $940,000 and $990,000, respectively, that was considered a deferred cash award, was paid in May 2013 and May 2012, respectively, and was contingent upon Mr. Bhutani’s continued employment until the payment date.

Grants of Plan Based Awards

The following table provides information about PRSUs granted to each of our NEOs, RSUs granted to Messrs. Bucaille, Hoffman and Stern, and LFIs granted to Mr. Bhutani, in each case, during fiscal year 2013 in respect of 2012 performance.

		Potential Future Payout Under PRSUs				Grant Date Fair Value of RSUs and PRSUs (2)	Grant Date Fair Value of LFIs
Named Executive Officer	Grant Date	Minimum Number	Target Number	Maximum Number (1)	Number of RSUs
Kenneth M. Jacobs	March 12, 2013	0	138,024	276,048	—	$4,984,047	—
Matthieu Bucaille	March 12, 2013	0	38,972	77,944	—	$1,407,279	—
	March 12, 2013	—	—	—	7,645	$276,061	—
Ashish Bhutani	March 12, 2013	0	84,799	169,598	—	$3,062,092	—
	March 12, 2013	—	—	—	—	—	$1,566,667
Scott D. Hoffman	March 12, 2013	0	40,189	80,378	—	$1,451,225	—
	March 12, 2013	—	—	—	8,322	$300,507	—
Alexander F. Stern	March 12, 2013	0	54,804	109,608	—	$1,978,972	—
	March 12, 2013	—	—	—	16,441	$593,685	—

(1)	Pursuant to the PRSU award amendments described under “Design of Our Compensation Programs—Performance-Based Incentive Compensation—PRSU Awards” above, the PRSU awards granted during 2013 were amended and are now subject to the achievement of an additional performance metric, which subjects the vesting of any amount over two times the target payout level to the achievement of at least $2.3 billion in 2014 operating revenue, which would represent an increase of 13% over our 2013 operating revenue, with the full payout of this portion occurring only if we achieve at least $2.5 billion in 2014 operating revenue, which would represent an increase of 23% over our 2013 operating revenue. In 2013 and 2012, our operating revenue increased 3.2% and 4.6%, respectively, over operating revenue in the prior year and, in 2011, our operating revenue decreased 4.8% from operating revenue in the prior year. We have therefore assumed that the maximum potential future payout under PRSU awards granted during 2013 is equal to two times the target number of shares subject to such awards, which is reflected in this column. However, assuming that we achieve $2.5 billion in 2014 operating revenue, and therefore assuming a three times payout level, the payout would be as follows: for Mr. Jacobs, 414,072 shares; for Mr. Bucaille, 116,916 shares; for Mr. Bhutani, 254,397 shares; for Mr. Hoffman, 120,567 shares; and for Mr. Stern, 164,412 shares.

(2)	Amounts represent the grant date fair value of awards made in 2013, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (a) to the “Summary Compensation Table” above.

The RSUs included in the table above represent a contingent right to receive an equivalent number of shares of our Class A common stock, and are subject to service-based vesting criteria. The PRSUs included in the table above are subject to performance-based and service-based vesting criteria and represent a contingent right to receive a number of shares of our Class A common stock that will range from zero to two times the target number (i.e., one times), or, for PRSUs granted in 2013, in the event of a substantial increase in our operating revenue in 2014, three times the target number. Assuming satisfaction of the applicable vesting criteria, the RSUs and PRSUs granted on March 12, 2013 to each of our NEOs will vest as follows: one-third on or around March 2, 2015 and two-thirds on or around March 1, 2016. The payout level at which the PRSUs will vest is determined based on our score over a performance period beginning January 1, 2012 and ending on December 31, 2014 with respect to certain financial metrics and our performance relative to the performance of our peers; provided, however, that payouts between two times and three times the target number also will depend on our operating revenue in 2014 and (ii) each of the three performance metrics also are evaluated on an annual basis at the end of each fiscal year during the performance period and may result in 25% of the total target number of shares of our Class A common stock subject to the PRSUs no longer being at risk based on the achievement of the performance criteria. See “Design of Our Compensation Programs—Performance-Based Incentive Compensation” above.

After the end of 2012, the Compensation Committee evaluated our performance for 2012 with respect to each of the three generally applicable performance metrics and determined that such performance exceeded an aggregate score of 1.0 for 2012. Accordingly, 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to the NEOs for 2012 compensation are not subject to further achievement of performance goals (but remain subject to the service-based vesting criteria described above). In addition, after the end of 2013, the Compensation Committee evaluated our performance for 2013 with respect to each of the three generally applicable performance metrics and determined that such performance exceeded an aggregate score of 1.0 for 2013. Accordingly, an additional 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to the NEOs for 2012 compensation are not subject to further achievement of performance goals (but also remain subject to the service-based vesting criteria described above).

Each of our NEOs signed an RSU or PRSU agreement, as applicable, in connection with his award. In general, these agreements provide that unvested RSUs or PRSUs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. All RSUs and the target number of PRSUs receive dividend equivalents at the same rate that dividends are paid on shares of our Class A common stock. These dividend equivalents are credited, in the case of RSUs, in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate, and in the case of PRSUs, as RSUs that are not subject to the performance-based vesting criteria but are otherwise subject to the same restrictions as the underlying PRSUs to which they relate. In addition, the RSU and PRSU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

The LFIs included in the table above represent interests in certain Lazard investment funds. Pursuant to the terms of these awards, a portion of Mr. Bhutani’s incentive compensation is invested in funds managed by LAM. The dollar value of the portion of Mr. Bhutani’s incentive compensation that is invested in such funds is included in the table above. The LFIs granted on March 12, 2013 to Mr. Bhutani will vest as follows: one-third on or around March 2, 2015 and two-thirds on or around March 1, 2016. Mr. Bhutani signed an LFI award agreement in connection with his award, which provides that unvested LFIs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to the RSU Retirement Policy. See “RSU Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. In the event the investment funds in which the LFIs are invested distribute earnings, such earnings are automatically reinvested in additional LFIs, with the same restrictions as the underlying LFIs to which they relate. In addition, Mr. Bhutani’s LFI award agreement contains standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

RSU Retirement Policy. Pursuant to the RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company and (iii) the sum of the holder’s actual age and years of service is at least 70. Similarly, on such date, the service-based vesting criteria of the PRSUs will no longer apply, but the performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the restricted stock granted to the former RSU and PRSU holders remains subject to all restrictive covenants, including continued compliance with non-compete, non-

solicit and other provisions contained in the original award agreement through the original vesting date of the RSUs or PRSUs, as applicable, notwithstanding any expiration date specified therein. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes. Pursuant to the LFI award agreements, the RSU Retirement Policy also applies to LFIs.

Messrs. Jacobs and Bucaille will become eligible for retirement under the RSU Retirement Policy on September 12, 2014 and February 6, 2016, respectively. However, Mr. Jacobs has voluntarily agreed to waive his rights to be treated as retirement eligible in September 2014 for purposes of his RSUs and PRSUs, demonstrating Mr. Jacobs’ dedication to our Company. Instead, Mr. Jacobs will not become retirement eligible until his current contract expires on March 31, 2016. Certain PRSUs granted to Mr. Jacobs may be subject to taxation if the performance goals are satisfied prior to satisfying the service conditions and, upon taxation, would be settled in the form of restricted stock, a portion of which may be sold to pay the related taxes, with the remainder subject to vesting until the service requirements are satisfied or, if earlier, when Mr. Jacobs becomes eligible to retire.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full direct responsibility and authority for determining our CEO’s compensation under the plan. In 2013, the Compensation Committee reviewed and approved the compensation of our NEOs under the plan.

Amounts payable under the plan are allocated from a bonus pool. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account the results of our operations, total shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions, as well as competitive compensation practices in the financial services industry. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable with respect to bonuses may be satisfied in cash, through equity awards granted under either the 2008 Plan or the 2005 Plan or through LFI awards.

Retention Agreements with our NEOs

Each of our NEOs has entered into a retention agreement with the Company. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. Mr. Jacobs entered into an amended retention agreement with the Company on October 24, 2012, and each of Messrs. Bhutani, Bucaille, Hoffman and Stern entered into an amended retention agreement with the Company on March 14, 2013.

The retention agreements with our NEOs expire on March 31, 2016 or, if later, the second anniversary of a change in control of the Company. The retention agreements with our NEOs provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of Messrs. Bhutani, Bucaille, Hoffman and Stern. In addition, each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that, for Mr. Jacobs, any such annual bonus will be paid in cash, up to a total of $2.1 million (subject to any significant change in applicable legal requirements or prevailing market practice at the time of such award), and the amount of such award that exceeds $2.1 million, if any, will be paid in the form determined by the Compensation Committee; provided further that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Subject to the latter proviso, each of Messrs. Bhutani, Bucaille, Hoffman and Stern is entitled to be paid such bonus in the same ratio of cash to equity or, in the case of Mr. Bhutani, deferred awards, as is generally applicable to other executives.

In addition, the retention agreements with our NEOs provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives. The retention agreement with Mr. Bucaille also provides that he is entitled to certain housing and tuition reimbursements.

Payments and Benefits Upon Certain Terminations of Service; Restrictive Covenants. The retention agreements with our NEOs also provide for potential payments and benefits upon certain terminations of service or in connection with a change in control of the Company, and require our NEOs to observe certain restrictive covenants during and following a termination of employment. See “Potential Payments Upon Termination or Change in Control” below for further details.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information about the number and value of RSUs and PRSUs held by our NEOs as of December 31, 2013. The market value of the RSUs and PRSUs was calculated based on the closing price of our Class A common stock on the NYSE on December 31, 2013 ($45.32). The table does not include PRSU awards that relate to 2013 performance, which were granted on February 20, 2014 (our NEOs were not granted any RSUs that relate to 2013 performance).

Named Executive Officer	Number of RSUs That Have Not Vested (1)	Market Value of RSUs That Have Not Vested	Number of Unearned PRSUs That Have Not Vested (2)	Market or Payout Value of PRSUs That Have Not Vested (2)
Kenneth M. Jacobs (3)	422,702	$19,156,855	207,036	$9,382,872
Matthieu Bucaille (3)(4)	215,996	$9,788,939	58,458	$2,649,317
Ashish Bhutani	251,058	$11,377,949	127,198	$5,764,613
Scott D. Hoffman	140,926	$6,386,766	60,284	$2,732,071
Alexander F. Stern	207,006	$9,381,512	82,206	$3,725,576

(1)

RSU awards have typically been granted to our NEOs in February of each applicable year under the 2005 Plan or the 2008 Plan, and relate to the prior year’s performance. The scheduled vesting dates for outstanding RSU awards granted to each of our NEOs are as follows: (i) RSUs granted on March 12, 2013 will vest one-third on or around March 2, 2015 and two-thirds on or around March 1, 2016; (ii) RSUs granted on February 10, 2012 vested one-third during February 2014 and will vest two-thirds on or around March 2, 2015; and (iii) RSUs granted on February 10, 2011 (and restricted stock for which such RSUs were exchanged) vested one-third on March 1, 2013 and two-thirds during February 2014. See Note 14 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the Company’s exchange of RSUs for shares of restricted stock in December 2012. In addition, with respect to PRSU awards granted on March 12, 2013, (i) in early 2013 and in early 2014, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2012 fiscal year and the 2013 fiscal year, respectively, and, accordingly, this column includes 50% of the total target number of shares of our Class A common stock subject to the PRSUs, which are no longer at risk based on achievement of the performance criteria and (ii) this column reflects additional RSUs received by the NEOs as dividend equivalents accrued in respect of the total target number of shares of our Class A common stock subject to the PRSUs, which are not at risk based on the achievement of the performance criteria (as well as dividend equivalents accrued in respect of RSUs). The stock units regarding PRSUs referred to in the immediately preceding sentence will vest one-third on or around March 2, 2015 and two-thirds on or around March 1, 2016.

(2)	The PRSU awards granted to our NEOs in 2013 are scheduled to vest one-third on or around March 2, 2015 and two-thirds on or around March 1, 2016, subject to achievement of the performance-based vesting criteria. Because our performance in the 2012 and 2013 fiscal years exceeded the target (one times) level, and based on guidance regarding the rules of the Securities and Exchange Commission, we have included PRSU awards in the table above based on the next highest payout level expressed as an integer (in this case, two times); however, since 50% of the total target number of shares of Class A common stock subject to the PRSUs granted in 2013 are no longer subject to achievement of performance criteria, as discussed in footnote (1) above and, accordingly, are reflected in the RSU column of the table above, the amount set forth in the PRSU column reflects only 1.5 times the total target number of shares subject to such PRSUs. The amounts reflected above are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be determined based on our actual performance through the entire performance period (and which may be lower than the two times payout level).

(3)	Messrs. Jacobs and Bucaille will become eligible for retirement under the RSU Retirement Policy on September 12, 2014 and February 6, 2016, respectively. However, Mr. Jacobs has voluntarily agreed to waive his rights to be treated as retirement eligible in September 2014 for purposes of his RSUs and PRSUs, demonstrating Mr. Jacobs’ dedication to our Company. Instead, Mr. Jacobs will not become retirement eligible until his current contract expires on March 31, 2016. Certain PRSUs granted to Mr. Jacobs may be subject to taxation if the performance goals are satisfied prior to satisfying the service conditions and, upon taxation, would be settled in the form of restricted stock, a portion of which may be sold to pay the related taxes, with the remainder subject to vesting until the service requirements are satisfied or, if earlier, when Mr. Jacobs becomes eligible to retire.

(4)	Mr. Bucaille received a special award of 71,085 RSUs in 2011 that will vest on March 1, 2019, subject to satisfaction of service-based vesting requirements.

Stock Vested

The following table sets forth certain information concerning RSUs held by our NEOs that vested in 2013. The value realized on vesting was calculated based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the vesting date.

Named Executive Officer	Number of Shares that Vested or were Acquired on Vesting	Value Realized on Vesting
Kenneth M. Jacobs	219,583	$7,883,030
Matthieu Bucaille	42,368	$1,521,011
Ashish Bhutani	242,671	$8,711,889
Scott D. Hoffman	78,711	$2,825,725
Alexander F. Stern	85,411	$3,066,255

Pension Benefits

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 15 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Messrs. Bhutani and Bucaille do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$47,444	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$65,656	$0
	Supplemental Defined- Benefit Pension Plan	5	$49,720	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$58,481	$0
	Supplemental Defined- Benefit Pension Plan	6	$3,075	$0

(1)	Mr. Jacobs has been employed by the Company for 26 years, Mr. Hoffman 20 years and Mr. Stern 19 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Messrs. Hoffman and Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 5.00% for all years and the RP-2000 Mortality Table (with 21 years improvement) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 5.00% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale AA). A 5.00% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2013.

Potential Payments Upon Termination or Change in Control

As described above, each of our NEOs has entered into a retention agreement with the Company, which provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. Except for Mr. Jacobs, with whom we entered into an amended retention agreement in October 2012, we entered into amended retention agreements with each of our NEOs in March 2013.

Each of our NEOs has received RSUs and PRSUs pursuant to the 2005 Plan or the 2008 Plan, and Mr. Bhutani has received LFIs.

The following table shows the potential payments that would have been made by the Company to each of our NEOs assuming that such NEO’s employment with the Company terminated, or a change in control occurred (in Mr. Bhutani’s case, a change in control pursuant to which we are acquired by an entity that has an asset management business), on December 31, 2013 under the circumstances outlined in the table. For purposes of this table, the price of our Class A common stock is assumed to be $45.32, which was the closing price on December 31, 2013.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason”
Kenneth M. Jacobs (7)
Severance Payment (1)	—	$17,450,000	$17,450,000	—	—	$17,450,000
RSU and PRSU Vesting (2) (3)	$26,454,644	$26,454,644	$26,454,644	$15,864,357	$28,539,726	$28,539,726
Pro-rata Annual Incentive Payment (4)	$7,825,000	$7,825,000	$7,825,000	—	$7,825,000	$7,825,000
Salary in Lieu of Notice (6)	—	$225,000	—	—	—	$225,000
Matthieu Bucaille
Severance Payment (1)	—	$6,600,000	$6,600,000	—	—	$6,600,000
RSU and PRSU Vesting (2) (3)	$11,849,503	$11,849,503	11,849,503	$8,503,528	$12,438,255	$12,438,255
Pro-rata Annual Incentive Payment (4)	$2,550,000	$2,550,000	$2,550,000	—	$2,550,000	$2,550,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500
Ashish Bhutani
Severance Payment (1)	—	$9,650,000	$9,650,000	—	—	$19,300,000
RSU, PRSU and LFI Vesting (2) (3) (5)	$21,342,102	$21,342,102	21,342,102	$13,099,126	$22,623,117	$22,623,117
Pro-rata Annual Incentive Payment (4)	$8,900,000	$8,900,000	$8,900,000	—	$8,900,000	$8,900,000
Salary in Lieu of Notice (6)	—	$187,500	—	–	–	$187,500
Scott D. Hoffman
Severance Payment (1)	—	$6,800,000	$6,800,000	—	—	$6,800,000
RSU and PRSU Vesting (2) (3)	$8,511,715	$8,511,715	8,511,715	$5,040,853	$9,118,837	$9,118,837
Pro-rata Annual Incentive Payment (4)	$2,650,000	$2,650,000	$2,650,000	—	$2,650,000	$2,650,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500
Alexander F. Stern
Severance Payment (1)	—	$9,250,000	$9,250,000	—	—	$9,250,000
RSU and PRSU Vesting (2) (3)	$12,279,182	$12,279,182	12,279,182	$7,309,300	$13,107,088	$13,107,088
Pro-rata Annual Incentive Payment (4)	$3,875,000	$3,875,000	$3,875,000	—	$3,875,000	$3,875,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500

(1)	In addition to the severance payments listed, each of our NEOs would be entitled to receive between one and two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)	Valuation of all RSU and PRSU awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2013, without taking into account any discount for the present value of such awards. Upon a change in control, (i) only RSU awards granted during 2012 or earlier immediately vest in full, (ii) RSU awards granted in 2013 generally will not accelerate upon a change in control, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest, and (iii) PRSU awards will no longer be subject to the performance conditions and the payout level will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance for the period beginning at the start of the performance period and ending on the date of the change in control, but the awards will remain subject to the service conditions, absent a qualifying termination, through the original vesting dates. The table above assumes, with respect to the PRSU awards, that upon a change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to two times the target level. This assumption is not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than the two times payout level).

(3)	Upon death, (i) all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, and (ii) all PRSU awards vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) our actual performance during the portion of the performance period ending on the last day of the fiscal quarter preceding the date of death (or, if the death occurs more than halfway through the fiscal quarter, the last day of such fiscal quarter) and (B) the target level for the remainder of the performance period. Upon disability, a termination without “cause” or resignation for “good reason”, (i) the PRSU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding sentence, and (ii) the NEOs may be immediately taxed on 100% of the shares underlying the RSUs and PRSUs (except the RSU awards held by Mr. Bhutani and granted prior to 2013). Accordingly, a percentage of the shares underlying the RSUs and PRSUs in the amount sufficient to cover payment of taxes will be delivered to the executive immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. The table above assumes, with respect to the PRSU awards, that in the case of a termination without “cause”, upon death or disability or resignation for “good reason” (other than following a change in control), the performance conditions would be equal to two times the target level for 2012 and 2013 and would be equal to the target level for 2014, with the payout level determined accordingly. These assumptions are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than the two times payout level). Upon disability, or a termination without “cause” or resignation for “good reason”, RSU awards held by Mr. Bhutani and granted prior to 2013 will continue to vest on the scheduled vesting dates. The scheduled vesting dates for outstanding RSU awards are set forth in Footnote (1) to the “Outstanding Equity Awards at 2013 Fiscal Year-End” table above.

(4)	Under the terms of the 2005 Bonus Plan, upon death or disability, each NEO may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2013 death or disability, all NEOs were assumed to have received their full incentive compensation award for 2013 (annual cash bonus plus the value of RSU award and PRSU award (determined in each case based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of the PRSUs) and, in the case of Mr. Bhutani, the value of the LFI awards and deferred cash award).

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, or upon termination due to death or disability, each NEO is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of PRSUs) paid or payable to the executive for our two completed fiscal years immediately preceding the fiscal year in which the termination occurs.

(5)	Upon death and, with respect to awards granted in 2012 or earlier only, upon a change in control, LFIs will immediately vest. Upon disability, or a termination without “cause” or resignation for “good reason”, Mr. Bhutani may be immediately taxed on 100% of the LFIs. Accordingly, a percentage of the LFIs in an amount sufficient to cover taxes may be sold, and the remaining percentage will remain subject to restrictive covenants through a limited period.

(6)	Under the retention agreements, each of the NEOs is entitled to 3 months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause, death or disability. In addition, for Mr. Jacobs, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

(7)	None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Code. Instead, the retention agreements provide for a “best net” approach, whereby change in control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. In the case of Mr. Jacobs, in the event of a termination of his employment without “cause” or resignation for “good reason” following a change in control, he would benefit from a reduction in his payment by $8,474,583, rather than paying the excise tax. That reduction is not reflected in the amounts set forth above. In the case of the other NEOs, it would be better for them (after taking the excise tax into account) to receive their full payments.

Retention Agreements

Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.

With respect to a termination for “cause” of an NEO, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the CEO (or, for Messrs. Jacobs and Hoffman, from the Board of Directors or, for Mr. Bucaille, from the Audit Committee of the Board of Directors); or (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii), (iii)(A) and (iv) of the prior sentence, the NEO’s acts or failures to act generally shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors or upon the direct advice of counsel to the Company; (2) no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by the NEO in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by the NEO resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment without cause or his resignation for good reason. In addition, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until the NEO is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO for “good reason”, the term “good reason” generally means (subject to notice and a cure period): (i) the assignment to the NEO of any duties inconsistent in any material respect with his position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities

(including, for Mr. Jacobs, any authority, duties or responsibilities as are consistent with those exercised generally by the chief executive officer of a public company) as in effect as of (A) for Mr. Jacobs, October 24, 2012 and (B) for the other NEOs, March 14, 2013, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such applicable date; (ii) any obligation that the NEO report other than directly to (A) the Board of Directors, in the case of Mr. Jacobs, (B) the Board of Directors or CEO, in the case of Mr. Hoffman, (C) the Audit Committee of the Board of Directors or the CEO, in the case of Mr. Bucaille and (D) the CEO, in the case of Messrs. Bhutani and Stern; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring the NEO; or (iii) without the NEO’s written consent, any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles. Mr. Bhutani’s retention agreement also defines “good reason” to include any person, other than Mr. Bhutani, receiving the title “Chairman of Lazard Asset Management LLC” or Chairman of our asset management group, unless (1) such person receives such title in connection with a merger or acquisition transaction involving Lazard, on the one hand, and an unrelated company that has an asset management group, on the other hand and (2) such transaction is approved by the Board of Directors. With respect to Mr. Jacobs, his retention agreement also defines “good reason” as any failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

In the event of a qualifying termination of an NEO, the executive generally would be entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards) based on the grant date value of such equity awards in accordance with our normal valuation methodology, at the target level, in the case of PRSUs) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in the following amount: two times (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one times in all other cases) the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one year in all other cases) following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualifying termination described above).

In addition, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of October 24, 2012. A resignation by an NEO for good reason will be treated as a termination by the Company without cause for purposes of all of his equity and LFI awards outstanding at the time of such resignation.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the three-month period following termination of the NEO’s services (one-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or

•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

Award Agreements; “Double-Trigger” Vesting

In the event of a change in control, any unvested but outstanding RSUs or LFIs granted in 2012 or earlier automatically will vest. Beginning in 2013, we adopted “double-trigger” vesting for NEO PRSU, RSU and LFI awards in the event of a change in control, such that PRSU, RSU and LFI awards granted in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In the case of the PRSUs, upon a change in control, the performance period for the unvested but outstanding PRSUs will be deemed to end and the payout level for such performance period will be determined by the Compensation Committee, based on the greater of (i) the target level or (ii) the Company’s performance (as measured by the performance metrics described in the underlying PRSU award agreement) through the date of such change in control. However, the service conditions will continue to apply to the PRSUs following a change in control, subject to acceleration in the case of certain qualifying terminations (whether occurring before or after such change in control).

If an NEO had voluntarily resigned from the Company on December 31, 2013 without “good reason” or was terminated by the Company for cause, he would not have been entitled to receive any severance payments from the Company, and any unvested RSUs, PRSUs and LFIs would have been forfeited. None of our NEOs were retirement eligible as of December 31, 2013.

Change in Control

The term “change in control,” as used in the retention agreements, the 2005 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% (30% for purposes of the 2008 Plan) or more of either (A) the then-outstanding shares of our Class A common stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings (“Class II interests”) as shares of our common stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of our common stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors of the Company (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II interests for shares of our common stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of our common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 20% (30% for purposes of the 2008 Plan) or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv)  shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Exchange Act. We have reviewed these reports and we have received written representations from the individuals required to file these reports. Based on this review, we believe that during 2013 each of our directors and officers required to file these reports has complied with applicable reporting requirements for transactions in our equity securities.

Certain Relationships and Related Transactions

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our equity public offering of Class A common stock, we completed a series of financing transactions, the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of Lazard Group’s historical partners. In the discussions below, we refer to these financing transactions and the equity public offering, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

As of December 31, 2013, LAZ-MD Holdings owned approximately 0.5% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will continue to decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the recapitalization, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former managing directors (including our executive officers). The chairman of LFCM Holdings provides services to, and is compensated by, Lazard Frères & Co. LLC, a wholly owned subsidiary of Lazard Group. LFCM Holdings reimbursed us for a portion of our compensation expenses relating to such person for services that he rendered to LFCM Holdings in 2013. The aggregate amount of such reimbursement was approximately $500,000 as of December 31, 2013. LFCM Holdings or its affiliates also reimbursed us for services of certain other employees of our business that were rendered to LFCM Holdings during 2013 and made payments to us under sublease arrangements during 2013.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any material amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement;

•	the license agreement;

•	the administrative services agreement;

•	the business alliance agreement; and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests. The master separation agreement also provides for certain mandatory exchanges of LAZ-MD Holdings exchangeable interests, including mandatory exchanges that may be caused by subsidiaries of Lazard Ltd following the ninth anniversary of Lazard Ltd’s initial equity public offering, or May 10, 2014.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, under the master separation agreement, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•	Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods, but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder, or it will not apply to such person unless such amendment applies to, and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently the property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration;

•	accounting and financing activities;

•	tax;

•	payroll;

•	human resources administration;

•	financial transaction support;

•	information technology;

•	public communications;

•	data processing;

•	procurement;

•	real estate management; and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s provision of data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally were to be provided until December 31, 2008, and were subject to automatic annual renewal, unless either party gives 180 days’ notice of termination. As of December 31, 2013, neither party has given notice of termination, and the agreement has been automatically renewed for an additional one-year period. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided for in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional three months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2013 Annual Report on Form 10-K for a discussion of payments made in 2013 under the administrative services agreement.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the financial advisory and asset management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and Lazard Asset Management Securities LLC will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance is subject to periodic automatic renewal, unless either party elects not to renew or elects to terminate on account of a change of control of the other party. As of December 31, 2013, the date by which either party was required to provide notice of non-renewal had been tolled, and neither party had given notice of non-renewal or termination. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2013 Annual Report on Form 10-K for a discussion of payments made in 2013 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group an option to purchase the North American fund management activities of Lazard Alternative Investments Holdings LLC, or LAI, the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. This option is currently exercisable at any time prior to May 10, 2014 for a purchase price of $2.5 million. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a special purpose acquisition company formed by a subsidiary of Lazard Group and a reduction of $4 million due to the payment of a like amount in February 2009 to LFCM Holdings in connection with the spin-off of Corporate Partners II Limited to the investment professionals who managed it. In consideration for the February 2009 payment, the business alliance agreement was amended to remove any restriction on Lazard Group engaging in private equity businesses in North America. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2013 Annual Report on Form 10-K. LAI’s fund management activities initially consisted of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the option, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds less compensation payable to investment professionals who manage these funds. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the option to purchase the North American merchant banking activities, or the expiration or termination of the business alliance.

During the fourth quarter of 2013, Lazard Group completed a refinancing of its 7.125% senior notes due 2015, or the 2015 Notes, by issuing a tender and redemption notice for the 2015 Notes and by issuing $500 million of 4.25% senior notes due 2020, or the 2020 Notes. Lazard Capital Markets LLC, or LCM, a subsidiary of LFCM Holdings, served as a co-manager in the offering of the 2020 Notes. Pursuant to the business alliance agreement, Lazard Group became entitled to receive approximately half of the revenue obtained by LCM in connection with the offering.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members, including our NEOs, in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. The cash savings that our subsidiaries would actually realize as a result of the increase in tax basis likely would be significantly less than the amount of such increase in tax basis multiplied by our statutory tax rate due to a number of factors, including insufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. See “Risk Factors—Other Business Risks—Our subsidiaries will be required to pay LFCM Holdings most of the cash tax savings relating to any tax depreciation or amortization deductions our subsidiaries may claim as a result of the tax basis step-up our subsidiaries have received in connection with the Company’s equity public offerings and related transactions” in our 2013 Annual Report on Form 10-K.

The Company did not make any payments under the tax receivable agreement in 2013.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of current and former working members of Lazard Group, including certain managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of their LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter, or the acknowledgement letter, modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, subject to certain minimum sale and other requirements. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration exceeds certain minimum value requirements.

Shares of our common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144 of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144 and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of our shareholders, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD Holdings exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Laurent Mignon, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication, placement and other activities. This cooperation covered French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement was renewed on July 8, 2012 for an additional term that expired on December 31, 2012. The cooperation arrangement did not generate revenue for Natixis or Lazard during 2013. Discussions have occurred, and may occur in the future, regarding the execution of a new form of cooperation arrangement.

During 2013 and 2014 and consistent with our past practice, the Company purchased shares of Class A common stock from certain of our executive officers in connection with the vesting of previously-granted deferred equity incentive awards. The receipt of Class A common stock by such executive officers in connection with such equity awards gave rise to a tax, and the shares of Class A common stock purchased by the Company represented the estimated amount of such tax. Each transaction, including its terms, was reported in a Form 4 filing.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2013 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU Section 380, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission.

Dated as of February 20, 2014

Audit Committee

Andrew M. Alper (Chair), Steven J. Heyer, Philip A. Laskawy and Hal S. Scott

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2014 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2013. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2014. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP.

Board of Directors’ Recommendation

The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2013 and 2012, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2013	2012
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s internal controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$6,712	$6,575

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance, regulatory and compliance reviews, fund audits and other accounting research services	$1,027	$1,481

Tax Fees for tax consulting and compliance services not related to the audit	$1,129	$1,178

All Other Fees	—	—

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Audit Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Audit Committee. All of the fees paid to Deloitte & Touche LLP in 2013 were pre-approved by the Audit Committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

ITEM 3

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this proxy statement.

We believe that pay should be tied to performance, and since 2011 we have implemented new compensation forms and features designed to better align the interests of our NEOs and employees with Company performance and maximize shareholder value. Our compensation programs focus on rewarding the types of performance that increase shareholder value and drive shareholder returns. Most of each NEO’s total compensation is variable and delivered on a pay-for-performance basis.

Our compensation philosophy includes the following elements:

•	We strive to retain and attract talented individuals. People are our principal asset. We prudently invest in human capital, and our compensation programs help to effectively retain our human capital.

•

We pay for performance. Most of the compensation we pay is based on performance, and performance-based incentive compensation is the principal component of our compensation strategy. Our compensation programs are founded upon long-term awards with multi-year vesting horizons and value that fluctuates with performance. We focus on granting at-risk, performance-based long-term equity incentive awards.

•

We are committed to compensation governance and independence. We maintain an independent Compensation Committee comprised solely of independent directors, including our Lead Director, and it continually reassesses our compensation programs in consultation with an independent compensation consultant. We conduct an annual advisory vote regarding executive compensation, and our Compensation Committee tailors our compensation programs and policies in light of evolving best practices. Recent examples include our refined PRSU program, our stock ownership guidelines and our compensation clawback policy.

As further discussed under “Compensation Discussion and Analysis” above, our Company performed well in 2013 and delivered strong results compared to 2012, despite volatile financial markets and relatively low levels of M&A and restructuring activity. We continued our progress toward the strategic goals that we articulated to our shareholders in April 2012. We believe that our compensation philosophy and discipline, as successfully implemented by our NEOs during 2013, contributed to our strong performance.

As exemplified by our compensation practices in 2013, we remain committed to our long-term goal of limiting increases in our awarded compensation expense. Our goal remains to grow firm-wide awarded compensation expense at a slower rate than the rate of our operating revenue growth. We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time. We achieved an awarded compensation ratio of 58% for 2013, compared to 59% in 2012 and 62% in 2011.

We also applied our firm-wide discipline on compensation expense to our NEOs.

•

We applied our discipline on compensation expense to our NEOs. Notwithstanding the 16% increase in our awarded operating margin during 2013 and our other accomplishments, total 2013 awarded compensation for our CEO increased 6% compared to 2012 and only 1% compared to 2011. Total 2013 awarded compensation for all of our NEOs increased 7% compared to 2012 and only 1% compared to 2011.

•

The Compensation Committee measured NEO performance against pre-established goals. The Compensation Committee increased its focus on pre-defined firm-wide financial goals and the Company’s progress toward key strategic metrics in determining the amount of incentive compensation awarded to our NEOs. This enhanced the link between our NEOs’ compensation and the Company’s performance and achievements in these areas.

•	A substantial majority of 2013 compensation for our NEOs was performance-based. 77% to 93% of each NEO’s 2013 awarded compensation was paid in the form of performance-based compensation.

•

We utilized long-term forms of incentive compensation, including at-risk, performance-based awards. PRSUs completely replaced restricted stock units, or RSUs, which are similar to PRSUs but are only subject to service-based vesting conditions, as a vehicle for providing Messrs. Bucaille, Hoffman and Stern with long-term incentive compensation for 2013. Consistent with the prior year, Mr. Jacobs received all of his long-term incentive compensation for 2013 in the form of PRSUs.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

Board of Directors’ Recommendation

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

Shareholder Proposals and Nominations for the 2015 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than November 18, 2014.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on January 29, 2015, and not earlier than December 30, 2014. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 28, 2014.

Vote by Internet • Go to www.investorvote.com/LAZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR ALL” the nominees with respect to the						+
election of directors and “FOR” Items 2 and 3.
1.	Election of Directors to Lazard Ltd’s Board of Directors.
Nominees:
		01 - Kenneth M. Jacobs		02 - Philip A. Laskawy		03 - Michael J. Turner

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2.	Ratification of appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2014 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.	☐	☐	☐	3. Non-binding advisory vote regarding executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                    01T1SB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAZARD LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth M. Jacobs, Alexander F. Stern and Scott D. Hoffman as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, April 29, 2014 at 5:30 p.m. Bermuda time (4:30 p.m. Eastern Daylight Time), at the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1 AND “FOR” ITEMS 2 AND 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.

(Continued and to be marked, dated and signed, on the other side)